EXECUTION COPY

CONFIDENTIAL

PURCHASE AGREEMENT

dated as of January 2, 2004

between

INSTRUMENTARIUM CORPORATION

and

OSI SYSTEMS, INC.

i

Table of Contents

		Page No.
Section 10.02.	Indemnification by the Acquiror	49
Section 10.03.	Notification of Claims	50
Section 10.04.	Exclusive Remedies	51
Section 10.05.	Additional Indemnification Provisions	51
Section 10.06.	Mitigation	51

ARTICLE XI

GENERAL PROVISIONS		52

Section 11.01.	Survival	52
Section 11.02.	Expenses	52
Section 11.03.	Notices	52
Section 11.04.	Public Announcements	53
Section 11.05.	Severability	53
Section 11.06.	Entire Agreement	54
Section 11.07.	Assignment	54
Section 11.08.	No Third-Party Beneficiaries	54
Section 11.09.	Amendment	54
Section 11.10.	Disclosure Schedule	54
Section 11.11.	Dispute Resolution	55
Section 11.12.	Governing Law; Submission to Jurisdiction; Waivers	55
Section 11.13.	Bulk Sales Laws	56
Section 11.14.	Rules of Construction	56
Section 11.15.	Counterparts	56

EXHIBITS
Exhibit A	Definitions
Exhibit B	Transaction Accounting Principles
Exhibit C	Form of Transition Services Agreement
Exhibit D-1	Anesthesia Machines Distribution Agreement
Exhibit D-2	Cardiocap/5 Gas Monitor OEM Agreement
Exhibit D-3	Gas Module OEM Agreement
Exhibit E	License Agreement
Exhibit F	Form of Assignment and Assumption Agreement
Exhibit G	Form of Instrument of Cancellation
Exhibit H	Form of Bill of Sale
Exhibit I	Form of Contribution Agreement
Exhibit J	Interfacing Agreement

List of Disclosure Schedules

Section
2.02	Assets and Liabilities
2.07	Contract Assignments
3.01	Incorporation, Qualification and Authority of the Sellers
3.02	Incorporation, Qualification and Authority of the Business Subsidiaries
3.03	Capital Structure of the Business Subsidiaries and Ownership of the Equity Interests
3.04	Conflicts
3.05	Consents and Approvals
3.06	Financial Information; Liabilities
3.07	Certain Changes or Events
3.08	Litigation
3.09	Compliance with Laws
3.10	Permits
3.11	Title to and Condition of the Assets
3.12	Intellectual Property
3.13	Environmental Matters
3.14	Material Contracts
3.15	Employment and Employee Benefits Matters
3.16	Tax Matters
3.17	Warranties; Customers
3.18	Insurance
4.04	Consents and Approvals
5.01	Conduct of Business Prior to the Closing
5.15	Litigation Matters
5.07	Letters of Credit
6.01	Employee Matters

v

This PURCHASE AGREEMENT, dated as of January 2, 2004, is made between INSTRUMENTARIUM CORPORATION, a Finland corporation (“Instrumentarium”), and OSI SYSTEMS, INC., a California corporation (the “Acquiror”)

PRELIMINARY STATEMENTS

A. Datex-Ohmeda, Inc., a Delaware corporation and a wholly owned subsidiary of Instrumentarium (“D-O U.S.”), owns all of the outstanding ownership interests in Spacelabs Medical, LLC, a Delaware limited liability company (“Spacelabs”). Spacelabs International Inc., a Delaware corporation and a wholly owned subsidiary of D-O U.S. (“Spacelabs International”), owns all of the outstanding ownership interests in Spacelabs Medical Finland Oy, a Finland osakeyhtiö (“SL Finland”), and Spacelabs Pte. Ltd, a Singapore corporation (“SL Singapore”).

B. Datex-Ohmeda S.A.S., a France société par actions simplifiée and a wholly owned subsidiary of Instrumentarium (“D-O France”), owns all of the outstanding shares of Spacelabs Medical SAS, a France société par actions simplifiée (“SL France”). Spacelabs, SL Finland, SL France and SL Singapore are collectively referred to herein as the “Business Subsidiaries.” D-O U.S., Spacelabs International and D-O France are collectively referred to herein as the “Equity Sellers.”

C. Instrumentarium holds, directly or indirectly, all of the outstanding shares of or ownership interests in Datex-Ohmeda Pty. Ltd., an Australia proprietary company, Spacelabs Medical Products GmbH, an Austria Gesellschaft mit Beschränkter Haftung, Datex-Ohmeda (Canada), Inc., a Canada corporation, Spacelabs Medical Instruments (Tianjin) Co. Ltd., a China corporation, Datex-Ohmeda GmbH, a Germany Gesellschaft mit Beschränkter Haftung, Spacelabs Medical Limited, a Hong Kong company, Spacelabs Medical Private Ltd., an India private limited company, Datex-Ohmeda S.p.A., an Italy società per azioni, SLMD in Liquidazione S.r.l., an Italy società a responsabilità limitata, Spacelabs Medical, S.A. de C.V., a Mexico corporation, Datex-Ohmeda B.V., a Netherlands bekende vlaming, Datex-Ohmeda Norge AS, a Norway aksje selskap, Datex-Ohmeda S.L., a Spain sociedad limitada, Instrumentarium AB, a Sweden aktiebolag, Spacelabs Medical AB, a Sweden aktiebolag, Spacelabs Medical, Ltd., a Taiwan company, and Datex-Ohmeda Ltd, a United Kingdom private limited company (collectively, together with Instrumentarium, the “Asset Sellers” and, together with the Equity Sellers, the “Sellers”).

D. The Asset Sellers and the Business Subsidiaries are, among other things, engaged in the business of designing, manufacturing and selling patient monitoring, anesthesia delivery and clinical information systems products and centralized cardiovascular monitoring services and other supplies and services to support such products and services, which business historically was operated by Spacelabs Medical, Inc., a Delaware corporation (“SMI”), and its Subsidiaries and which currently is operated as a part of Instrumentarium’s Datex-Ohmeda division (such business and products collectively, and as conducted and designed, manufactured and sold, the “Business”).

E. Effective October 9, 2003, General Electric Company, a New York corporation (“GE”), acquired substantially all of the outstanding stock of Instrumentarium and Instrumentarium became a subsidiary of GE (the “Instrumentarium/GE Combination”).

F. In order to address issues raised by the European Commission (the “Commission”) and the U.S. Department of Justice (the “DOJ”) regarding the Instrumentarium/GE Combination, GE has agreed to divest the Business, subject to obtaining the Commission’s approval in accordance with the GE Commitments and the DOJ’s approval in accordance with the Decree.

G. Instrumentarium wishes to sell, or to cause to be sold by the Asset Sellers and the Equity Sellers, to the Acquiror, and the Acquiror wishes to purchase from the Asset Sellers and the Equity Sellers, (i) all of the issued and outstanding shares of or other ownership interests in the Business Subsidiaries that are held by the Equity Sellers (the “Equity Interests”) and (ii) the assets of the Asset Sellers used in the conduct of the Business, upon the terms and subject to the conditions set forth in this Agreement. In addition, the Acquiror wishes to assume, and Instrumentarium wishes to have the Acquiror assume, substantially all of the liabilities of the Asset Sellers relating to the Business, upon the terms and subject to the conditions set forth in this Agreement.

H. Simultaneously with the execution of this Agreement, GE and the Acquiror are entering into the Anesthesia Machines Distribution Agreement, the Cardiocap/5 Gas Monitor OEM Agreement, the Gas Module OEM Agreement, the Interfacing Agreement and the License Agreement.

NOW, THEREFORE, the parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Certain Defined Terms. Capitalized terms used in this Agreement shall have the meanings specified in Exhibit A to, or elsewhere in, this Agreement.

ARTICLE II

PURCHASE AND SALE

Section 2.01. Purchase and Sale of the Equity Interests. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Instrumentarium shall cause the Equity Sellers to sell, convey, assign, transfer and deliver to the Acquiror, free and clear of all Liens, and the Acquiror shall purchase, acquire and accept from the Equity Sellers, all of the Equity Sellers’ right, title and interest in and to the Equity Interests.

Section 2.02. Purchase and Sale of Assets. (a) Transferred Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Instrumentarium shall, and shall cause the other Asset Sellers to, sell, convey, assign, transfer and deliver, or shall cause to be sold, conveyed, assigned, transferred or delivered, to the Acquiror, free and clear of all

Liens, except for Permitted Liens, and the Acquiror shall purchase, acquire and accept from Instrumentarium and the Asset Sellers, all of the assets, properties, rights, licenses, Contracts (to the extent assignable) and businesses, of every kind and description, wherever located, whether real, personal or mixed, tangible or intangible, that are owned, leased or licensed by the Asset Sellers and used in the conduct of the operation of the Business by the Asset Sellers as currently conducted and as conducted on the Closing Date, including all assets shown on the Reference Statement of Working Capital and not disposed of in the ordinary course of business consistent with past practice as permitted by this Agreement, and all assets used in the conduct of the operation of the Business acquired by the Asset Sellers after the date of the Reference Statement of Working Capital and prior to the Closing (collectively, the “Transferred Assets”). Without limiting the generality of the foregoing, the Transferred Assets shall include all right, title and interest of the Asset Sellers in, to and under:

(i) all tangible personal property, furniture and fixtures and interests therein used in the conduct of the operation of the Business, including the items listed in Section 2.02(a)(i) of the Disclosure Schedule;

(ii) all supplies and inventories used in the conduct of the operation of the Business;

(iii) (A) all Contracts of the Asset Sellers (and all rights thereunder) that relate to the Business, including the items listed in Section 2.02(a)(iii) of the Disclosure Schedule and (B) those Contracts of the Asset Sellers entered into by the Asset Sellers in the ordinary course of business consistent with past practice from the date of this Agreement to the Closing Date;

(iv) the real property leases used in the conduct of the operation of the Business listed in Section 2.02(a)(iv) of the Disclosure Schedule and all improvements thereto;

(v) all accounts, notes and other receivables that relate to the Business;

(vi) all expenses that have been prepaid by the Asset Sellers to the extent relating to the Business, including ad valorem Taxes and lease and rental payments;

(vii) all of the Asset Sellers’ causes of action against third parties relating to the Transferred Assets or any Assumed Liability, including unliquidated rights under manufacturers’ and vendors’ warranties;

(viii) all rights of the Asset Sellers in the Business Intellectual Property, including the right to recover for past damages arising from infringement of the Business Intellectual Property;

(ix) all transferable licenses, permits or other governmental authorizations used in the conduct of the operation of the Business;

(x) all books, records, files and papers, whether in hard copy or computer format, used in the conduct of the operation of the Business, including engineering information, financial and accounting records, marketing plans and market research, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, personnel and employment records and copies of any information relating to Taxes imposed on the Business;

(xi) all data owned by the Asset Sellers and used in the conduct of the operation of the Business; and

(xii) all goodwill associated with the Transferred Assets.

Notwithstanding the foregoing, the Business Intellectual Property being transferred to the Acquiror pursuant to Section 2.02(viii) shall include all Business Intellectual Property described in clause (b) of the definitions of each of “Business Copyrights” and “Business Technology.”

(b) Excluded Assets. The Acquiror expressly understands and agrees that the following assets and properties of the Asset Sellers (the “Excluded Assets”) shall be retained by Instrumentarium and the Asset Sellers, and shall be excluded from the Transferred Assets, notwithstanding any other provision of this Agreement:

(i) all cash and Cash Equivalents on hand or held by any bank or other third Person, except as set forth in the Transaction Accounting Principles;

(ii) any Instrumentarium Names and Instrumentarium Marks, together with any Contracts granting rights to use the same;

(iii) all owned real property and the real property leases identified in Section 2.02(b)(iii) of the Disclosure Schedule;

(iv) Tax assets (relating to, but not limited to, all refunds (or credits) of any Tax for which Instrumentarium is liable pursuant to Section 7.01(a)) and proprietary Tax planning methods and techniques;

(v) the Asset Sellers’ employee benefit plans, programs, arrangements, agreements (including collective bargaining agreements, but not including employment agreements with Transferred Employees) and policies, and any assets related thereto (“Benefits Arrangements”), except as provided in Article VI;

(vi) all policies of or agreements for insurance and interests in insurance pools and programs (“Insurance Arrangements”);

(vii) any assets sold or otherwise disposed of in the ordinary course of business consistent with past practice and not in violation of any provisions of this Agreement during the period from the date of the Reference Statement of Working Capital until the Closing Date;

(viii) any Intellectual Property of the Asset Sellers other than any Business Intellectual Property;

(ix) any assets excluded pursuant to the Transaction Accounting Principles; and

(x) the assets and properties listed in Section 2.02(b)(x) of the Disclosure Schedule.

(c) Assumed Liabilities. On the terms and subject to the conditions and limitations set forth in this Agreement, the Acquiror hereby agrees, effective at the time of the Closing, to assume and agree to pay, discharge and perform all liabilities, commitments and obligations of every kind and description of the Asset Sellers relating to the Transferred Assets or the Business, (i) including all liabilities and obligations for Intellectual Property infringement related to the Business, (ii) Taxes, benefits and compensation for which the Acquiror bears the ultimate responsibility pursuant to this Agreement and (iii) applicable Requirements of Law of the U.S. Food and Drug Administration or other comparable Governmental Authorities for the installed base of Products and any other Products that the Business manufactures, distributes or otherwise has possession of, including Requirements of Law pertaining to registration and device listing, product application approvals, preclinical and clinical investigations, medical device reporting, corrections and removals reporting, recalls, complaint handling, good manufacturing practices and quality systems regulation, device tracking, import and export procedures, radiological devices and product labeling, advertising and promotion (collectively, the “Assumed Liabilities”); provided, however that the Acquiror is not assuming or agreeing to pay or discharge any (1) Debt, (2) Liability of the Asset Sellers directly relating to or arising under any Excluded Asset, (3) intercompany obligations, including payables and receivables, (4) fees, expenses or other disbursements incurred by or on behalf of Instrumentarium in connection with this Agreement or the transactions contemplated hereby, except as otherwise provided in this Agreement, (5) Liability for Taxes, employment benefits and compensation for which Instrumentarium or the Asset Sellers bear the ultimate responsibility pursuant to an obligation to retain, indemnify or reimburse under this Agreement, (6) any Liabilities and expenses arising from the termination of former SMI distributors terminated after the acquisition of SMI by Instrumentarium, including those set forth in Section 2.02(c)(6) of the Disclosure Schedule, (7) any Liabilities and expenses arising from the termination prior to the date of this Agreement of former SMI employees terminated for purposes of a reduction in work force after the acquisition of SMI by Instrumentarium, including those set forth in Section 2.02(c)(7) of the Disclosure Schedule and (8) any Liabilities excluded pursuant to the Transaction Accounting Principles (all such Debt and Liabilities not being assumed being herein referred to as the “Excluded Liabilities”).

Section 2.03. Assignment of Contracts. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Contract (including, for purposes of this section, any right under any Contract) if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof, but only if such Contract is listed in Section 3.05(e) of the Disclosure Schedule. Subject to Section 5.05(e), the Asset Sellers will use their commercially reasonable efforts to obtain the consent of the other parties to any such Contract for the assignment thereof to the Acquiror. If such consent is not obtained, or if an attempted assignment thereof would be ineffective so that the Acquiror would not in fact receive all such rights, the Asset Sellers and the Acquiror will, subject to Section 5.05(e), cooperate in a mutually agreeable arrangement under which the Acquiror would obtain the benefits and assume the obligations and bear the economic burden thereunder in accordance with this Agreement, including subcontracting, sublicensing or subleasing to the Acquiror, or under which the Asset Sellers would enforce for the benefit of the Acquiror any and all of their rights against a third party thereto, and the Asset Sellers would promptly pay to the Acquiror when received all monies received by them under any such Contract. Notwithstanding anything in this Agreement to the contrary or in any other document or agreement among the parties hereto with respect to the transactions contemplated by this Agreement, this Section 2.03 shall not limit, modify or waive any of the Acquiror’s rights or remedies under Articles VIII, X and XI of this Agreement.

Section 2.04. Closing. On the second Business Day following the satisfaction of the conditions set forth in Sections 8.01(b) and 8.02(b), or on such other date as Instrumentarium and the Acquiror may mutually agree in writing, provided that, in either case, the other conditions to closing specified in Sections 8.01 and 8.02 are then satisfied or have been waived by the appropriate party or parties, the sale and purchase of the Equity Interests and the Transferred Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) that will be held at the offices of Sidley Austin Brown & Wood LLP, 10 South Dearborn Street, Chicago, Illinois, or such other place as Instrumentarium and the Acquiror may agree in writing, the date on which the Closing takes place being the “Closing Date.”

Section 2.05. Purchase Price. (a) The “Purchase Price” for the Equity Interests and the Transferred Assets shall be an amount in cash equal to $57.384 million, plus or minus the amount determined as a result of a Closing Adjustment, if any, pursuant to Section 2.06 minus the aggregate Retention Liability Amount under any retention, severance or similar agreement in effect on the date of this Agreement with any Transferred Employee. The Purchase Price shall be subject to Post-Closing Adjustment as set forth in Section 2.12. Each Seller requests that the Purchase Price and all adjustments thereto pursuant to this Agreement to be paid to (or paid by) Instrumentarium on its behalf as its agent.

(b) Within 30 days following the determination of the Final Modified Working Capital Statement, Instrumentarium and the Acquiror shall negotiate and draft a schedule (the “Allocation Schedule”) allocating the Purchase Price (taking into account the Post-Closing Adjustment and including for purposes of this Section 2.05(b), any other consideration paid to Instrumentarium, including the Assumed Liabilities) among the Equity Interests, the Transferred Assets and the assets of Spacelabs. The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations thereunder. Instrumentarium and the Acquiror each agrees that promptly upon receiving said Allocation Schedule it shall return an executed copy thereof to the other party. Instrumentarium and the Acquiror shall each file IRS Form 8594 (to the extent such form is required to be filed) and all Tax Returns consistent with the Allocation Schedule. If Instrumentarium and the Acquiror are unable in good faith to timely agree on the Allocation Schedule, Instrumentarium and the Acquiror may each independently prepare an Allocation Schedule.

Section 2.06. Closing Adjustment. (a) The “Closing Adjustment” shall be the amount specified in the Closing Notice and shall be equal to the amount of Modified Working Capital set forth in the Statement of Estimated Closing Modified Working Capital less $85.1 million. For purposes of this Agreement, “Modified Working Capital” means:

(i) Working Capital; plus

(ii) cash and Cash Equivalents retained by the Business Subsidiaries at the Closing (unless already included in Working Capital); minus

(iii) Debt retained by the Business Subsidiaries at the Closing (unless already included in Working Capital).

If the Closing Adjustment is a positive amount, then the Purchase Price paid by the Acquiror as directed by Instrumentarium at Closing shall be increased by the Closing Adjustment. If the Closing Adjustment is a negative amount, then the Purchase Price paid by the Acquiror as directed by Instrumentarium at Closing shall be decreased by the Closing Adjustment. Such Closing Adjustment shall be subject to approval by the Acquiror, such approval not to be unreasonably withheld or delayed.

(b) Not less than two Business Days prior to the anticipated Closing Date, Instrumentarium shall provide the Acquiror with a preliminary estimated Statement of Modified Working Capital as of the Closing Date (the “Statement of Estimated Closing Modified Working Capital”), which shall be accompanied by a notice (the “Closing Notice”) that sets forth (i) Instrumentarium’s determination of the Closing Adjustment, the Retention Liability Amount and the Purchase Price and (ii) the account or accounts to which the Acquiror shall transfer funds pursuant to Section 2.08(a).

(c) The Statement of Estimated Closing Modified Working Capital shall be prepared in accordance with the Transaction Accounting Principles applied consistently with their application in connection with the preparation of the Reference Statement of Working Capital and shall otherwise contain the same line items as the Reference Statement of Working Capital (except that the Statement of Estimated Closing Modified Working Capital shall be determined in accordance with Section 2.06(a)).

Section 2.07. Closing Deliveries by Instrumentarium. At the Closing, Instrumentarium shall deliver or cause to be delivered to the Acquiror:

(a) the certificates or other applicable instruments evidencing the Equity Interests, duly endorsed in blank or accompanied by powers duly executed in blank;

(b) the Bill of Sale, the Assignment and Assumption Agreement and the Instrument of Cancellation;

(c) a receipt for the Purchase Price;

(d) certificates of the Secretary, Assistant Secretary or other officer of each of the Sellers, dated the Closing Date, as to the resolutions duly and validly adopted by the Board of

Directors or other governing body and/or the shareholders or members of such Seller, as applicable, evidencing its authorization of the execution, delivery and performance of this Agreement and the Ancillary Agreements to which such Seller is a party and such other documents as may be reasonably necessary to consummate the other transactions contemplated by the Transaction Agreements;

(e) the assignments of the Contracts listed in Section 2.07(e) of the Disclosure Schedule;

(f) the Transition Services Agreement and the other documents required to be delivered pursuant to Section 8.02; and

(g) such deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in the Acquiror all right, title and interest in, to and under the Transferred Assets and the Assets.

Section 2.08. Closing Deliveries by the Acquiror. At the Closing, the Acquiror shall deliver to Instrumentarium:

(a) the Purchase Price, as specified in the Closing Notice, by wire transfer in immediately available funds, to an account or accounts as directed by Instrumentarium in the Closing Notice;

(b) the Assignment and Assumption Agreement;

(c) a receipt for the Equity Interests;

(d) a certificate of the Secretary or Assistant Secretary of the Acquiror, dated the Closing Date, as to the resolutions duly and validly adopted by the Board of Directors of the Acquiror evidencing its authorization of the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Acquiror is a party and such other documents as may be reasonably necessary to consummate the other transactions contemplated by the Transaction Agreements;

(e) the Transition Services Agreement and the other documents required to be delivered pursuant to Section 8.01; and

(f) the assignments of the Anesthesia Machines Distribution Agreement, the Cardiocap/5 Gas Monitor OEM Agreement, the Gas Module OEM Agreement, the Interfacing Agreement and the License Agreement to Spacelabs.

Section 2.09. Post-Closing Statements. (a) Within 60 Business Days after the Closing Date, the Acquiror shall prepare and deliver to Instrumentarium a Statement of Modified Working Capital as of the Closing Date (the “Initial Modified Working Capital Statement”). The Initial Modified Working Capital Statement shall be prepared in accordance with the Transaction Accounting Principles applied consistently with their application in connection with the preparation of the Reference Statement of Working Capital and the Statement of Estimated

Closing Modified Working Capital and shall otherwise contain at least the same line items as the Reference Statement of Working Capital (except that the Statement of Estimated Closing Modified Working Capital and the Initial Modified Working Capital Statement shall be determined in accordance with Section 2.06(a)). If the Acquiror does not deliver the Initial Modified Working Capital Statement to Instrumentarium within 60 Business Days after the Closing Date, then, at the election of Instrumentarium, either (i) Instrumentarium may prepare and present the Initial Modified Working Capital Statement within an additional 60 Business Days or (ii) the Statement of Estimated Closing Modified Working Capital shall become final and binding on the parties. If Instrumentarium elects to prepare the Initial Modified Working Capital Statement in accordance with the immediately preceding sentence, then all subsequent references in this Section 2.09 (other than those in Section 2.09(c)), and all references in Section 2.10, to Instrumentarium and the Acquiror, respectively, shall be read as references to the Acquiror and Instrumentarium, respectively. In connection with the Acquiror’s preparation of the Initial Modified Working Capital Statement, to the extent the Acquiror does not have all relevant information in its possession, the Acquiror and its Representatives will be permitted to review Instrumentarium’s working papers and the working papers of Instrumentarium’s independent accountants relating to the Statement of Estimated Closing Modified Working Capital, and Instrumentarium shall make reasonably available the individuals in its employ, if any, responsible for and knowledgeable about the information used in, and the preparation of, the Statement of Estimated Closing Modified Working Capital in order to respond to the reasonable inquiries of the Acquiror; provided that the accountants of Instrumentarium shall not be obliged to make any work papers available to the Acquiror unless and until the Acquiror has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.

(b) During the 60 Business Days immediately following Instrumentarium’s receipt of the Initial Modified Working Capital Statement (the “Review Period”), Instrumentarium and its Representatives will be permitted to review the Acquiror’s working papers and the working papers of the Acquiror’s independent accountants relating to the Initial Modified Working Capital Statement, as well as all of the books, records and other relevant information relating to the operations and finances of the Business with respect to the period up to and including the Closing Date, and the Acquiror shall make reasonably available the individuals in its employ responsible for and knowledgeable about the information used in, and the preparation of, the Initial Modified Working Capital Statement in order to respond to the reasonable inquiries of Instrumentarium; provided that the accountants of the Acquiror shall not be obliged to make any work papers available to Instrumentarium unless and until Instrumentarium has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.

(c) The Acquiror agrees that, following the Closing through the date that the Final Modified Working Capital Statement becomes final and binding, it will not, without prior notice to Instrumentarium, take any actions with respect to any accounting books, records, policies or procedures on which the Reference Statement of Working Capital or the Initial Modified Working Capital Statement is based or on which the Final Modified Working Capital Statement is to be based that are inconsistent with the past practice of the Business (or the Sellers with respect to the Business) or, without the consent of Instrumentarium, that would impede or delay the determination of the amount of Modified Working Capital as of the Closing Date or the preparation of the Notice of Disagreement or the Final Modified Working Capital Statement in the manner and utilizing the methods required by this Agreement.

Section 2.10. Reconciliation of Post-Closing Statements. (a) Instrumentarium shall notify the Acquiror in writing (the “Notice of Disagreement”) prior to the expiration of the Review Period if Instrumentarium disagrees with the Initial Modified Working Capital Statement. The Notice of Disagreement shall set forth in reasonable detail the basis for such dispute, the amounts involved and Instrumentarium’s determination of the amount of Working Capital and Modified Working Capital as of the Closing Date. If no Notice of Disagreement is received by the Acquiror prior to the expiration of the Review Period, then the Initial Modified Working Capital Statement shall be deemed to have been accepted by Instrumentarium and shall become final and binding upon the parties in accordance with Section 2.10(c).

(b) During the 30 Business Days immediately following the delivery of a Notice of Disagreement (the “Consultation Period”), Instrumentarium and the Acquiror shall seek in good faith to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement.

(c) If at the end of the Consultation Period Instrumentarium and the Acquiror have been unable to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement, Instrumentarium and the Acquiror shall submit all matters that remain in dispute with respect to the Notice of Disagreement (along with a copy of the Initial Modified Working Capital Statement marked to indicate those line items that are not in dispute) to (i) an independent certified public accounting firm in the United States of national recognition mutually acceptable to Instrumentarium and the Acquiror (the “Independent Accounting Firm”) or (ii) if Instrumentarium and the Acquiror are unable to agree upon such a firm within 10 Business Days after the end of the Consultation Period, then within an additional 10 Business Days, Instrumentarium and the Acquiror shall each select one such firm and those two firms shall select a third such firm, in which event “Independent Accounting Firm” shall mean such third firm. Within 30 Business Days after such firm’s selection, the Independent Accounting Firm shall make a final determination, binding on the parties to this Agreement, of the appropriate amount of each of the line items in the Initial Modified Working Capital Statement as to which Instrumentarium and the Acquiror disagree as set out in the Notice of Disagreement. With respect to each disputed line item, such determination, if not in accordance with the position of either Instrumentarium or the Acquiror, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Instrumentarium in the Notice of Disagreement or the Acquiror in the Initial Modified Working Capital Statement with respect to such disputed line item. During such determination period, the Independent Accounting Firm shall also (i) prepare a statement of Modified Working Capital as of the Closing Date based upon all of the line items not disputed by the parties and the line items determined by the Independent Accounting Firm and (ii) determine the amount of Modified Working Capital reflected on such statement. The statement of Modified Working Capital that is final and binding on the parties, as determined either through agreement of the parties pursuant to Sections 2.09(a), 2.10(a) or 2.10(b) or through the action of the Independent Accounting Firm pursuant to this Section 2.10(c), is referred to as the “Final Modified Working Capital Statement.”

(d) The cost of the Independent Accounting Firm’s review and determination shall be shared equally by Instrumentarium and the Acquiror. During the review by the Independent Accounting Firm, the Acquiror and Instrumentarium will each make available to the Independent Accounting Firm interviews with such individuals, and such information, books and records and work papers, as may be reasonably required by the Independent Accounting Firm to fulfill its obligations under Section 2.10(c); provided, however, that the accountants of Instrumentarium or the Acquiror shall not be obliged to make any work papers available to the Independent Accounting Firm unless and until such firm has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants. In acting under this Agreement, the Independent Accounting Firm will be entitled to the privileges and immunities of an arbitrator.

Section 2.11. Post-Closing Assessment for Underfunded International Plans. (a) To the extent the Acquiror is required to assume any International Plan pursuant to Section 6.05 or establish any Mirror Plan, within 60 Business Days after the Closing Date, the Acquiror shall deliver to Instrumentarium a statement, prepared by a nationally recognized independent actuarial firm, setting forth the amount of the unfunded benefit obligations (if any) to be assumed by the Acquiror as of the Closing Date with respect to the assumed International Plans or the Mirror Plans (the “International Plans Statement”). The unfunded benefit obligations shall be calculated on an ongoing plan basis using the actuarial assumptions used by the plan for funding purposes and the accrued (but not projected) benefit obligation method. In connection with the Acquiror’s preparation of the International Plans Statement, to the extent the Acquiror does not have all relevant information in its possession, the Acquiror and its Representatives will be permitted to review any and all relevant information relating to the International Plans, including, without limitation, the working papers of Instrumentarium’s independent actuaries relating to the International Plans, and Instrumentarium shall make reasonably available the individuals in its employ, if any, responsible for and knowledgeable about the information with respect to the International Plans in order to respond to the reasonable inquiries of the Acquiror; provided that the actuaries of Instrumentarium shall not be obligated to make any work papers available to the Acquiror unless and until the Acquiror has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such actuaries.

(b) Instrumentarium shall notify the Acquiror in writing (the “Notice of International Plans Statement Disagreement”) within 60 Business Days immediately following Instrumentarium’s receipt of the International Plans Statement (the “International Plans Review Period”), if Instrumentarium disagrees with the International Plans Statement. The Notice of International Plans Statement Disagreement shall set forth in reasonable detail the basis for such dispute, the amounts involved and Instrumentarium’s determination of the amount of unfunded benefit obligations (if any) to be assumed by the Acquiror as of the Closing Date with respect to the assumed International Plans or the Mirror Plans. If no Notice of International Plans Statement Disagreement is received by the Acquiror prior to the expiration of the International Plans Review Period, then the International Plans Statement shall be deemed to have been accepted by Instrumentarium and shall become final and binding upon the parties in accordance with Section 2.11(d).

(c) During the 30 Business Days immediately following the delivery of the Notice of International Plans Statement Disagreement (the “International Plans Consultation Period”), Instrumentarium and the Acquiror shall seek in good faith to resolve any differences that they may have with respect to the matters specified in the Notice of International Plans Statement Disagreement.

(d) If at the end of the International Plans Consultation Period Instrumentarium and the Acquiror have been unable to resolve any differences that they may have with respect to the matters specified in the Notice of International Plans Statement Disagreement, Instrumentarium and the Acquiror shall submit all matters that remain in dispute with respect to the Notice of International Plans Statement Disagreement (along with a copy of the International Plans Statement marked to indicate those items that are not in dispute) to the independent actuarial firm that prepared the International Plans Statement. Within 30 Business Days after the dispute is submitted to the independent actuarial firm, the independent actuarial firm shall make a final determination, binding on the parties to this Agreement, of the appropriate amount of each of the items in the International Plans Statement as to which Instrumentarium and the Acquiror disagree as set out in the Notice of International Plans Statement Disagreement. During such determination period, the independent actuarial firm shall also prepare an International Plans Statement as of the Closing Date based upon all of the items not disputed by the parties and the items determined by the independent actuarial firm, which statement shall be referred to as the “Final International Plans Statement.” The cost of the independent actuarial firm’s review and determination pursuant to this Section 2.11(d) shall be shared equally by Instrumentarium and the Acquiror.

Section 2.12. Post-Closing Adjustment. The “Post-Closing Adjustment” shall be equal to (a) the amount of the Modified Working Capital set forth in the Final Modified Working Capital Statement less the amount of the Modified Working Capital set forth in the Statement of Estimated Closing Modified Working Capital, minus (b) the amount of unfunded plan obligations set forth in the Final International Plans Statement. If the Post-Closing Adjustment is a positive amount, then the Acquiror shall pay in cash to Instrumentarium (as agent of each Seller) the amount of the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative amount, then Instrumentarium shall pay in cash to the Acquiror the amount of the Post-Closing Adjustment. Any such payment shall be made within three Business Days after the Final Modified Working Capital Statement becomes such, together with interest thereon at the Interest Rate calculated and payable in cash in accordance with Section 2.12 from the Closing Date until the date of payment.

Section 2.13. Payments and Computations. Except for the payment of the Purchase Price (which shall be paid at the Closing), each party shall make each payment due to the other party to this Agreement not later than 11:00 a.m., New York City time, on the day when due. All payments shall be paid by wire transfer in immediately available funds to the account or accounts designated by the party receiving such payment. All computations of interest shall be made on the basis of a year of 365 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Whenever any payment under this Agreement shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of payment of interest.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF INSTRUMENTARIUM

Instrumentarium represents and warrants to the Acquiror as follows:

Section 3.01. Incorporation, Qualification and Authority of the Sellers. Except as set forth in Section 3.01 of the Disclosure Schedule, each of the Sellers is a corporation or other organization duly incorporated, formed or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation, formation or organization and has all necessary corporate or other organizational power to enter into, consummate the transactions contemplated by and carry out its obligations under the Transaction Agreements to which it is a party. Each of the Asset Sellers has all necessary corporate or other organizational power and authority to operate its business with respect to the Transferred Assets as now conducted and is duly qualified as a foreign corporation to do business, and, to the extent legally applicable, is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification material to the Transferred Assets. The execution and delivery by the Sellers of the Transaction Agreements to which they are parties and the consummation by the Sellers of the transactions contemplated by, and the performance by the Sellers of their obligations under, the Transaction Agreements have been (or will be prior to Closing) duly authorized by all requisite corporate or other organizational action on the part of the Sellers. This Agreement has been, and upon execution and delivery the other Ancillary Agreements to which Instrumentarium is a party will be, duly executed and delivered by Instrumentarium, and (assuming due authorization, execution and delivery by the Acquiror) this Agreement constitutes, and upon execution and delivery the other Ancillary Agreements will constitute, legal, valid and binding obligations of Instrumentarium, enforceable against Instrumentarium in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Ancillary Agreements to which the Sellers (other than Instrumentarium) are a party will be duly executed and delivered by the Sellers (as applicable), and (assuming due authorization, execution and delivery by the Acquiror), upon execution and delivery the Ancillary Agreements will constitute, legal, valid and binding obligations of the Sellers (as applicable), enforceable against the Sellers in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.02. Incorporation, Qualification and Authority of the Business Subsidiaries. Except as set forth in Section 3.02 of the Disclosure Schedule, each of the Business Subsidiaries is a corporation or other organization duly incorporated, formed or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation or organization and has the corporate or other organizational power and authority to operate its business as now conducted. Each of the Business Subsidiaries is duly qualified as a foreign corporation or other organization to do business and, to the extent legally applicable, is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification material to the business conducted by the Business Subsidiaries.

Section 3.03. Capital Structure of the Business Subsidiaries and Ownership of the Equity Interests. Section 3.03 of the Disclosure Schedule sets forth the authorized Capital Stock of each of the Business Subsidiaries and the number of Equity Shares of each class of Capital Stock of the Business Subsidiaries that are issued and outstanding. All of the outstanding Equity Shares of each of the Business Subsidiaries have been duly authorized, validly issued and fully paid and were not issued in violation of any preemptive rights, rights of first refusal or similar rights, or in violation of or conflict with (i) any applicable securities or other Laws or (ii) any Contract to which the Asset Sellers or the Business Subsidiaries is a party or is bound. There are no options, warrants or rights of conversion or other rights, agreements, arrangements or commitments obligating any of the Business Subsidiaries to issue or sell any of its Equity Shares or securities convertible into or exchangeable for its Equity Shares. There are no declared dividends with respect to any Equity Interests. The Equity Sellers own the Equity Interests, free and clear of all Liens, except any Liens arising out of, under or in connection with this Agreement. There are no options or warrants or other rights, agreements, arrangements or commitments obligating any of the Equity Sellers to sell, issue, repurchase or redeem any of the Equity Interests. Except as set forth in Section 3.03 of the Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Equity Shares (including the Equity Interests) of any of the Business Subsidiaries.

Section 3.04. No Conflict. Except as set forth in Section 3.04 of the Disclosure Schedule and except as may result from any facts or circumstances relating to the Acquiror or its Affiliates, the execution, delivery and performance by the Sellers (as applicable) of the Transaction Agreements and the consummation by the Sellers (as applicable) of the transactions contemplated by the Transaction Agreements do not and will not (a) violate or conflict with the Certificate of Incorporation or Bylaws or similar organizational documents of any of the Sellers or the Business Subsidiaries, (b) conflict with or violate any Law or Governmental Order applicable to the Sellers or the Business Subsidiaries, or (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien (other than a Permitted Lien) on any of the Assets or Transferred Assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument that is material to the Business Subsidiaries or the Asset Sellers (including any such instruments that are in the aggregate material) and to which any of the Business Subsidiaries or the Asset Sellers (with respect to the Transferred Assets) is a party or by which any Asset or Transferred Asset is bound or affected, except, in the case of clauses (b) and (c), any such conflicts, violations, breaches, defaults, rights or Liens as have not had or would not have a Material Adverse Effect or would not materially impair or delay the ability of the Sellers (as applicable) to consummate the transactions contemplated by, or to perform their obligations under, the Transaction Agreements.

Section 3.05. Consents and Approvals. The execution and delivery by the Sellers of the Transaction Agreements do not, and the performance by the Sellers (as applicable) of, and the consummation by the Sellers (as applicable) of the transactions contemplated by, the Transaction Agreements will not, require any consent, approval, authorization or other action by, or any filing with or notification to, any Governmental Authority, except (a) the approval of the Commission in accordance with the GE Commitments, (b) the approval of the DOJ in accordance with the Decree, (c) in connection, or in compliance, with the applicable filings or approvals under non-U.S. antitrust and competition laws set forth in Section 3.05(c) of the Disclosure Schedule, (d) where the failure to obtain such consent, approval, authorization or action or to make such filing or notification would not have a Material Adverse Effect on the Business or its operation and would not prevent or delay the consummation by the Sellers (as applicable) of the transactions contemplated by, or the performance by the Sellers (as applicable) of any of their material obligations under, the Transaction Agreements or (e) as set forth in Section 3.05(e) of the Disclosure Schedule.

Section 3.06. Financial Information; Absence of Undisclosed Liabilities. (a) Section 3.06(a) of the Disclosure Schedule sets forth (i) the adjusted unaudited consolidated balance sheet of the Business at September 30, 2003 and the normalized unaudited consolidated statements of income of the Business for the years ended December 31, 2001 and 2002 and for the nine months ended September 30, 2003 (collectively, the “Financial Statements”) and (ii) the unaudited Statement of Working Capital of the Business as of June 30, 2003 (the “Reference Statement of Working Capital”). The Financial Statements are true and correct in all material respects and present fairly, in all material respects, the financial condition and results of operations of the Business at their respective dates and for the periods covered by such statements in conformity with the Transaction Accounting Principles applied consistently and have been prepared in accordance with the books and records of the Sellers, which books and records have been maintained in a manner consistent with past practice.

(b) Except for (i) transaction expenses incurred in connection with the Transaction Agreements, (ii) Liabilities which individually or in the aggregate would not have a Material Adverse Effect, (iii) Liabilities set forth in the Financial Statements or incurred in the ordinary course of business consistent with past practice since September 30, 2003 and reflected as a Liability on the books of account of the Business as of the Closing Date, or (iv) Liabilities set forth in Section 3.06(b) of the Disclosure Schedule, the Business has no Liabilities.

Section 3.07. Absence of Certain Changes or Events. Since September 30, 2003 and through the date of this Agreement, except as set forth in Section 3.07 of the Disclosure Schedule or as contemplated by this Agreement, there has been no event or circumstance which has resulted in a Material Adverse Effect or would reasonably be likely to result in a Material Adverse Effect. Except as set forth in Section 3.07 of the Disclosure Schedule or as contemplated by this Agreement, since September 30, 2003, (i) the Asset Sellers and the Business Subsidiaries have conducted the Business in the ordinary course of business consistent with past practice, (ii) neither the Sellers nor the Business Subsidiaries have increased, or agreed to increase (including by means of amendment or extension of any Employee Plan or adoption of any new Employee Plan), the wages, salaries, bonuses, incentives, pension or other benefits payable to any employee or consultant of the Business, other than in the ordinary course of business (and no benefits have been granted or promised that would be payable or triggered by the transactions contemplated by the Transaction Agreements), (iii) none of the Asset Sellers or the Business Subsidiaries has sold, assigned, leased, transferred or otherwise disposed of any material Asset or Transferred Asset, other than in the ordinary course of business consistent with past practice, (iv) none of the Business Subsidiaries has issued or sold any equity securities or securities, warrants, options or other rights to acquire equity securities of any of the Business Subsidiaries, (v) none of the Business Subsidiaries has made any capital expenditures or commitments to make any capital expenditure in an amount exceeding $500,000 in the aggregate, other than in the ordinary course of business, (vi) none of the Business Subsidiaries has acquired any business or Person (whether by acquisition of stock or assets, merger or otherwise), (vii) none of the Asset Sellers has voluntarily subjected any portion of the Transferred Assets to any Lien, other than any Permitted Liens, (viii) none of the Asset Sellers or the Business Subsidiaries has received any valid written notice of termination of any Material Contract and (ix) none of the Sellers, the Asset Sellers or the Business Subsidiaries, as applicable, has entered into any agreement or commitment with respect to the matters referred to in clauses (ii) through (vii) of this Section 3.07.

Section 3.08. Absence of Litigation. Except as set forth in Section 3.08 of the Disclosure Schedule, as of the date of this Agreement there are no Actions pending or, to the Knowledge of Instrumentarium, threatened against the Sellers or the Business Subsidiaries that have had, or could result in, a Material Adverse Effect or that would materially impair or delay the ability of the Sellers (as applicable) to consummate the transactions contemplated by, or perform their obligations under, the Transaction Agreements.

Section 3.09. Compliance with Laws. Except as set forth in Section 3.09 of the Disclosure Schedule, excluding Environmental Laws and Governmental Orders arising under Environmental Laws (which are covered in Section 3.13), to the Knowledge of Instrumentarium, the Asset Sellers and the Business Subsidiaries are in compliance in all material respects with all Laws or Governmental Orders applicable to the conduct of the Business by it or by which any material Asset or Transferred Asset is bound or affected. Except as set forth in Section 3.09 of the Disclosure Schedule, none of the Asset Sellers or Business Subsidiaries have received any written notice of any actual or alleged claim or violation of any such Law or Governmental Order which has not heretofore been cured.

Section 3.10. Governmental Licenses and Permits. (a) Excluding Environmental Permits (which are covered in Section 3.13), Section 3.10(a) of the Disclosure Schedule sets forth a complete and correct list of all governmental qualifications, registrations, filings, privileges, franchises, licenses, permits, approvals or authorizations that are material to the operation of the Business as presently conducted (collectively, “Material Permits”). Excluding Environmental Permits (which are covered in Section 3.13), to the Knowledge of Instrumentarium, the Material Permits constitute such qualifications, registrations, filings, privileges, franchises, licenses, permits, approvals and authorizations necessary for the operation of the Business as currently conducted.

(b) Except as set forth in Section 3.10(b) of the Disclosure Schedule and excluding Environmental Permits (which are covered in Section 3.13), to the Knowledge of Instrumentarium, none of the Asset Sellers, or the Business Subsidiaries is in default or violation in any material respect of any of the Material Permits.

Section 3.11. Title to and Condition of the Assets. (a) Except as set forth in Section 3.11(a) of the Disclosure Schedule and except for Permitted Liens or Liens created by or through the Acquiror or any of its Affiliates, the Assets and Transferred Assets to be delivered to the Acquiror at Closing shall be delivered free and clear of all Liens.

(b) Except as set forth in Section 3.11(b) of the Disclosure Schedule, the Assets and the Transferred Assets are in good condition (subject to normal wear and tear) and serviceable condition and are suitable for the uses for which intended.

(c) The Assets and the Transferred Assets constitute all tangible assets (other than the Excluded Assets (as defined herein and in the Contribution Agreement)) used in the conduct of the Business as currently conducted.

Section 3.12. Intellectual Property. (a) Except as set forth in Section 3.12(a) of the Disclosure Schedule, to the Knowledge of Instrumentarium, the Asset Sellers and the Business Subsidiaries own or have valid rights and licenses to all Business Intellectual Property (other than Business Patents) that is used in the operation of the Business as currently conducted, free and clear of all Liens, except for Permitted Liens.

(b) Except as set forth in Section 3.12(b) of the Disclosure Schedule, the Asset Sellers and the Business Subsidiaries own or have valid rights and licenses to all Business Patents that are used in the operation of the Business as currently conducted, free and clear of all Liens, except for Permitted Liens.

(c) Except as set forth in Section 3.12(c) of the Disclosure Schedule, to the Knowledge of Instrumentarium, no third party is engaging in any activity that infringes in any material respect upon the Business Intellectual Property.

(d) Except as set forth in Section 3.12(d) of the Disclosure Schedule, (i) to the Knowledge of Instrumentarium, the operation of the Business as currently conducted does not infringe or misappropriate the Intellectual Property (other than Patents) of any Person or constitute unfair competition or unfair trade practices under the laws of any jurisdiction and (ii) none of the Asset Sellers or the Business Subsidiaries has received any written claim or notice from any Person that the any of Asset Sellers or the Business Subsidiaries is engaging in any activity that infringes in any material respect upon or misappropriates any Intellectual Property (other than Patents) of any Person and there are no infringement suits, actions or proceedings pending or, to the Knowledge of Instrumentarium, threatened against the Asset Sellers or the Business Subsidiaries with respect to any Intellectual Property (other than Patents) used in the Business.

(e) Except as set forth in Section 3.12(e) of the Disclosure Schedule, (i) the operation of the Business as currently conducted does not infringe the Patents of any Person and (ii) none of the Asset Sellers or the Business Subsidiaries has received any written claim or notice from any Person that any of the Asset Sellers or the Business Subsidiaries is engaging in any activity that infringes in any material respect upon any Patents of any Person and there are no infringement suits, actions or proceedings pending or, to the Knowledge of Instrumentarium, threatened against the Asset Sellers or the Business Subsidiaries with respect to any Patents used in the Business.

(f) Section 3.12(f) of the Disclosure Schedule sets forth a true and complete list of all Patents, registered Copyrights, pending Trademark applications and registered Trademarks that are owned by the Asset Sellers or the Business Subsidiaries and that are used in the operation of the Business as currently conducted.

(g) The Asset Sellers and Business Subsidiaries (including, throughout this Section 3.12(g), predecessors thereto) have taken all reasonably appropriate steps to protect, preserve, and maintain the secrecy and confidentiality of the Asset Sellers’ trade secret rights in the Business Intellectual Property and to preserve and maintain all of their respective interests and proprietary rights in the Business Intellectual Property. All current officers and employees of the Business having access to the proprietary information of the Business, its customers or business partners and inventions of the Business have executed and delivered to the Asset Sellers or Business Subsidiaries (and predecessors thereto), as the case may be, an agreement regarding the confidentiality and protection of such proprietary information and inventions.

Section 3.13. Environmental Matters. Except as set forth in Section 3.13 of the Disclosure Schedule: (i) none of the Leased Real Property is subject to a written notice, request for information or order from or agreement with a Governmental Authority or third party respecting the release or threatened release of a Hazardous Material into the environment; (ii) to the Knowledge of Instrumentarium, there has been no release, discharge or disposal of Hazardous Materials on, at or under the Leased Real Property or arising out of the conduct of the Business (including the disposal of any Hazardous Materials used in the conduct of the Business), which would reasonably be expected to result in the imposition of any material Liability to the Asset Sellers or the Business Subsidiaries under the Environmental Laws; (iii) none of the Leased Real Property is subject to any Lien in favor of any Governmental Authority for (A) material Liability under any Environmental Laws or (B) material costs incurred by a Governmental Authority in response to a release or threatened release of a Hazardous Material into the environment; (iv) with respect to the Leased Real Property or the operation of the Business thereon, there are no material judicial or administrative proceedings pending or, to the Knowledge of Instrumentarium, threatened, arising under or relating to an Environmental Law or making any claim based on an Environmental Law for personal injury, wrongful death or property damage; (v) the Asset Sellers and the Business Subsidiaries have operated and are operating the Business in compliance in all material respects with applicable Environmental Laws; and (vi) the Asset Sellers and the Business Subsidiaries have obtained all material Environmental Permits that are necessary to the operation of the Business as conducted on the date of this Agreement, all such material Environmental Permits are in good standing and the Asset Sellers and the Business Subsidiaries are in compliance in all material respects with their terms and conditions.

Section 3.14. Material Contracts. (a) Section 3.14(a) of the Disclosure Schedule lists each of the Material Contracts as in effect on the date of this Agreement.

(b) Except as set forth in Section 3.14(b) of the Disclosure Schedule, each Material Contract is a legal, valid and binding obligation of one of the Asset Sellers or the

Business Subsidiaries, as the case may be, and, to the Knowledge of Instrumentarium, each other party to such Material Contract, and is enforceable against one of the Asset Sellers or the Business Subsidiaries, as the case may be, and, to the Knowledge of Instrumentarium, each such other party in accordance with its terms (except in each case as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and subject to the limitations imposed by general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity), and none of the Asset Sellers or the Business Subsidiaries or, to the Knowledge of Instrumentarium, any other party to a Material Contract is in material default or material breach or has failed to perform any material obligation under a Material Contract, and, to the Knowledge of Instrumentarium, there does not exist any event, condition or omission that would constitute such a material breach or material default (whether by lapse of time or notice or both).

(c) Except as set forth in Section 3.14(c) of the Disclosure Schedule, there is no Contract binding upon any Asset Seller or Business Subsidiary or to which any Asset Seller or Business Subsidiary is a party or by which any of the Assets or the Transferred Assets is bound which has or could reasonably be expected to have the effect of prohibiting or materially impairing the conduct of the Business as currently conducted (including exclusivity arrangements with respect to selling, licensing or distributing products or services to any class of customers, in any geographic region, during any period of time or in any market segment that could reasonably be expected to materially impact the Business as currently conducted).

Section 3.15. Employment and Employee Benefits Matters. (a) Section 3.15(a) of the Disclosure Schedule sets forth a list of (i) all material employee benefit plans (within the meaning of Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree health or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, that are maintained, contributed to or sponsored by the Asset Sellers or any of the Business Subsidiaries or their respective Affiliates for the benefit of any employee of the Business and (ii) all individual employment, retention, termination, severance or other similar contracts or agreements for employees and pursuant to which the Asset Sellers or any of the Business Subsidiaries or their respective Affiliates, currently has any obligation with respect to any employee of the Business (the plans, programs, arrangements, contracts and agreements described in clauses (i) and (ii) above are hereinafter referred to as the “Employee Plans”). Except as set forth in Section 3.15(a) of the Disclosure Schedule, each Employee Plan is in writing and Instrumentarium has previously made available to the Acquiror a true and complete copy of each Employee Plan. Notwithstanding the foregoing, Section 3.15(a) of the Disclosure Schedule does not set forth those specific individual retention agreements with any employee of the Business for which Instrumentarium or an Affiliate of Instrumentarium will retain liability.

(b) None of the Employee Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a single employer plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Asset Sellers or any of the Business Subsidiaries would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA.

(c) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that it is so qualified (or an application for such a determination letter has been filed and is pending), and each related trust that is intended to be exempt from federal income Tax pursuant to Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt (or an application for such a determination letter has been filed and is pending), and, to the Knowledge of Instrumentarium, no fact or event has occurred since the date of such determination letter (or application) that would reasonably be expected to adversely affect such qualification or exemption, as the case may be.

(d) With respect to each Employee Plan, neither Instrumentarium nor the Business Subsidiaries or their respective Affiliates are currently liable for any material Tax arising under Section 4971, 4972, 4975, 4979, 4980 or 4980B of the Code, and, to the Knowledge of Instrumentarium, no fact or event exists that would give rise to any such material Tax liability. None of the Asset Sellers or the Business Subsidiaries or their respective Affiliates has incurred any material liability under or arising out of Title IV of ERISA, and no fact or event exists that would reasonably be expected to result in such a liability. None of the Assets or Transferred Assets is the subject of any Lien arising under Section 302(f) of ERISA or Section 412(n) of the Code and none of the Asset Sellers or the Business Subsidiaries or their respective Affiliates has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code with respect to any Employee Plan, and no fact or event exists that would reasonably be expected to give rise to any such Lien or requirement to post any such security.

(e) Each Employee Plan and any similar employee benefit arrangement covering individuals who are employed by the Business and who are assigned to operations based outside of the United States is now and has been operated in all material respects in accordance with the requirements of all applicable Laws, including, in the case of United States plans, ERISA and the Code.

(f) Except as set forth in Section 3.15(f) of the Disclosure Schedule, there are no material controversies pending or, to the Knowledge of Instrumentarium, threatened between the Asset Sellers or the Business Subsidiaries and any of their respective employees.

(g) Except as set forth in Section 3.15(g) of the Disclosure Schedule, none of the Asset Sellers or the Business Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to United States-based persons who are employees of the Business.

(h) Any representations directly or indirectly concerning employee benefit plans, programs or arrangements made in this Section 3.15, other than in Section 3.15(e) and Section 3.15(f), and in any other provision of this Agreement are made only with respect to Employee Plans for employees of the Business assigned to operations in the United States.

Section 3.16. Tax Matters. Except as set forth in Section 3.16 of the Disclosure Schedule, (a) the Business Subsidiaries and, to the extent related to the Transferred Assets, the Asset Sellers have prepared and timely filed all Tax Returns required to be filed through the date of this Agreement, taking into account any extension of time to file granted to or obtained on behalf of the Business Subsidiaries or the Asset Sellers; (b) the Business Subsidiaries and, to the extent related to the Transferred Assets, the Asset Sellers have timely paid all Taxes shown to be due on the Tax Returns referred to in clause (a); (c) any deficiencies or assessments asserted in writing against the Business Subsidiaries or, to the extent related to the Transferred Assets, the Asset Sellers by any Governmental Authority through the date of this Agreement have been paid or reserved or settled; (d) none of the Business Subsidiaries or, to the extent related to the Transferred Assets, the Asset Sellers is currently under examination or audit by any Governmental Authority; (e) no extension of the period for assessment or collection of any Tax is currently in effect with respect to the Business Subsidiaries or the Transferred Assets; (f) all Tax sharing or Tax allocation agreements or arrangements, if any, relating to the Business Subsidiaries (other than this Agreement) will terminate on or before the Closing Date and none of the Business Subsidiaries will have any liability thereunder on or after the Closing Date; (g) none of the Business Subsidiaries has any liability for Taxes due as of September 30, 2003 other than as reserved on the Financial Statements; (h) no benefit payable or that may become payable by any Asset Seller or Business Subsidiary to any employee pursuant to any Employee Plan or as a result of or arising under this Agreement will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) that is subject to the imposition of an excise tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code; (i) all estimated Taxes shown to be due on the Tax Returns referred to in clause (a) have been paid as required; (j) all Tax withholdings required to be withheld with respect to the Business have been withheld in accordance with such requirements; (k) Spacelabs is a disregarded entity for U.S. federal income tax purposes pursuant to Section 301.7701-2(c)(2)(i) of the U.S. Treasury Regulations, and does not own any interest in any entity that is treated as a corporation for U.S. federal income tax purposes; and (l) none of the Business Subsidiaries is a successor to any corporation that was a member of a consolidated group for U.S. federal income tax purposes.

Section 3.17. Warranties; Customers.

(a) Instrumentarium has made available to the Acquiror copies of the forms of written warranties covering the Products sold prior to the date hereof. Except as set forth in Section 3.17(a) of the Disclosure Schedule, to the Knowledge of Instrumentarium, all Products sold and services rendered by or on behalf of any Asset Seller or Business Subsidiary in connection with the Business have been in conformity with all such warranties. No material Liability exists for any return claim, warranty claim or other obligation to provide parts and service on, or to repair or replace, any Products sold or delivered by any Asset Seller or Business Subsidiary in connection with the Business at any time prior to the Closing Date beyond the amounts reserved for warranty expenses reflected in the Financial Statements or to be reserved for on the Statement of Estimated Closing Modified Working Capital.

(b) To the Knowledge of Instrumentarium, no Asset Seller or Business Subsidiary has received any notice that any customer or distributor that ordered Products or services from the Business with an aggregate value of $250,000 or more during calendar year 2003 (i) has ceased or will cease to use Products or services, (ii) has substantially reduced or will substantially reduce the use of Products or services or (iii) has sought, or is seeking, to reduce the price it will pay for Products or services, including in each case after the consummation of the transactions contemplated by this Agreement.

Section 3.18. Insurance. Section 3.18 of the Disclosure Schedule contains a list of the insurance policies maintained by the Asset Sellers or the Business Subsidiaries (the “Insurance Policies”) which solely insure the products, properties, assets or operations of the Business. As of the date hereof, all premiums due have been paid and no notice of cancellation or termination or intent to cancel has been received by any Seller with respect to any Insurance Policy. None of the Asset Sellers or the Business Subsidiaries is in material default under any Insurance Policy.

Section 3.19. Brokers. Except for Harris Nesbitt Gerard, Inc. (“Instrumentarium’s Banker”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Instrumentarium or the Business Subsidiaries. GE is solely responsible for the fees and expenses of Instrumentarium’s Banker.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

The Acquiror represents and warrants to Instrumentarium as follows:

Section 4.01. Incorporation and Authority of the Acquiror. The Acquiror is a corporation or other organization duly incorporated, formed or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, formation or organization and has all necessary corporate or other organizational power to enter into the Transaction Agreements and to consummate the transactions contemplated by, and to carry out its obligations under, the Transaction Agreements. The execution and delivery of the Transaction Agreements by the Acquiror, the consummation by the Acquiror of the transactions contemplated by, and the performance by the Acquiror of its obligations under, the Transaction Agreements have been duly authorized by all requisite corporate or other organizational action on the part of the Acquiror. This Agreement has been, and upon execution and delivery the other Ancillary Agreements will be, duly executed and delivered by the Acquiror, and (assuming due authorization, execution and delivery by the Sellers, as applicable) this Agreement constitutes, and upon execution and delivery the other Ancillary Agreements will constitute, legal, valid and binding obligations of the Acquiror enforceable against the Acquiror in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.02. Qualification of the Acquiror. The Acquiror has all necessary corporate or other organizational power and authority to operate its business as now conducted. The Acquiror is duly qualified as a foreign corporation or other organization to do business and, to the extent legally applicable, is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified or in good standing would not materially impair or delay the ability of the Acquiror to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements.

Section 4.03. No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 4.04 have been obtained or taken, except as otherwise provided in this Article IV and except as may result from any facts or circumstances relating to the Sellers or the Business Subsidiaries, the execution, delivery and performance by the Acquiror of, and the consummation by the Acquiror of the transactions contemplated by, the Transaction Agreements do not and will not (a) violate or conflict with the Certificate of Incorporation or Bylaws or similar organizational documents of the Acquiror, (b) conflict with or violate any Law or Governmental Order applicable to the Acquiror or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the assets or properties of the Acquiror pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other material instrument to which the Acquiror or any of its Subsidiaries is a party or by which any of such assets or properties is bound or affected, except, in the case of clauses (b) and (c), any such conflicts, violations, breaches, defaults, rights or Liens as would not materially impair or delay the ability of the Acquiror to consummate the transactions contemplated by, or perform its obligations under, the Transaction Agreements.

Section 4.04. Consents and Approvals. The execution and delivery by the Acquiror of the Transaction Agreements do not, and the performance by the Acquiror of, and the consummation by the Acquiror of the transactions contemplated by, the Transaction Agreements will not, require any material consent, approval, authorization or other action by, or any material filing with or notification to, any Governmental Authority, except (a) the approval of the Commission in accordance with the GE Commitments, (b) the approval of the DOJ in accordance with the Decree, (c) in connection, or in compliance, with the applicable filings or approvals under non-U.S. antitrust and competition laws set forth in Section 4.04(c) of the Disclosure Schedule or (d) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or delay the Acquiror from consummating the transactions contemplated by or performing any of its material obligations under the Transaction Agreements.

Section 4.05. Absence of Litigation; Compliance with Laws. (a) No Action is pending or, to the best knowledge of the Acquiror, threatened that seeks to, or would reasonably be expected to, materially impair or delay the ability of the Acquiror to consummate the transactions contemplated by, or to perform its obligations under, the Transaction Agreements.

(b) The Acquiror is not in violation of any Laws or Governmental Orders applicable to it or by which any of its material assets is bound or affected, except for violations the existence of which would not reasonably be expected to materially impair or delay the ability of the Acquiror to consummate the transactions contemplated by, or to perform its obligations under, the Transaction Agreements.

Section 4.06. Securities Matters. The Equity Interests are being acquired by the Acquiror for its own account and without a view to the public distribution or sale of the Equity Interests or any interest in them. The Acquiror has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Equity Interests, and the Acquiror is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Equity Interests. The Acquiror understands and agrees that it may not sell or dispose of any of the Equity Interests other than pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and applicable foreign securities laws.

Section 4.07. Financial Ability. The Acquiror has, and will have at the Closing, the financial ability to consummate the transactions contemplated by this Agreement and has furnished to Instrumentarium evidence thereof.

Section 4.08. Investigation. The Acquiror acknowledges and agrees that it (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Transferred Assets, the Business Subsidiaries and the Business and (ii) has been furnished with or given adequate access to such information about the Transferred Assets, the Business Subsidiaries and the Business as it has requested. The Acquiror further acknowledges and agrees that the only representations, warranties, covenants and agreements made by Instrumentarium are the representations, warranties, covenants, and agreements made in this Agreement and Instrumentarium makes no express or implied representation or warranty with respect to the Business, the Transferred Assets or the Business Subsidiaries or otherwise or with respect to any other information provided by Instrumentarium or its Affiliates or Representatives including as to (a) merchantability or fitness for any particular use, (b) the operation of the Business by the Acquiror after the Closing in any manner, or (c) the probable success or profitability of the ownership, use or operation of the Business by the Acquiror after the Closing.

Section 4.09. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Acquiror.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01. Conduct of Business Prior to the Closing. Instrumentarium will, and will cause the Asset Sellers and the Business Subsidiaries to, conduct the Business in accordance with (x) Section C of the GE Commitments and (y) the Hold Separate Agreement dated September 16, 2003 between the DOJ and GE, from the date of this Agreement through the Closing. Without limiting the generality of the foregoing, except as otherwise contemplated by or necessary to effectuate the Transaction Agreements and except for matters identified in Section 5.01 of the Disclosure Schedule, from the date of this Agreement through the Closing, unless the Acquiror otherwise consents in advance in writing, Instrumentarium will, and will cause the Asset Sellers and the Business Subsidiaries to, (a) conduct the Business in the ordinary course consistent with past practice, (b) pay all Debts and Taxes when due, subject to good faith disputes over such Debts or Taxes, (c) use reasonable best efforts to preserve the material rights and franchises of the Asset Sellers and the Business Subsidiaries which are part of the Assets and the Transferred Assets, (d) use reasonable best efforts to preserve intact their business organizations, to keep available the services of officers and key employees of the Business and to preserve the current significant business relationships with customers, suppliers, distributors, licensors and others having business dealings with the Business, (e) repair, restore or replace the Assets and the Transferred Assets in the ordinary course of business consistent with past practice, (f) comply in all material respects with all applicable Laws, and (g) not do any of the following:

(i) grant any Lien (other than granting or suffering to exist a Permitted Lien) on any Asset or Transferred Asset (whether tangible or intangible);

(ii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division;

(iii) issue or sell any additional shares of, or other equity interests in, the Business Subsidiaries, or securities convertible into or exchangeable for such shares or equity interests, or issue or grant any options, warrants, calls, subscription rights or other rights of any kind to acquire additional shares, such other equity interests or such securities;

(iv) sell, transfer, lease, sublease or otherwise dispose of any Assets or Transferred Assets having a value in excess of $250,000, except in the ordinary course of business, or that are otherwise material to the ability to conduct the Business as currently conducted;

(v) in any material respect, (A) grant any increase, or announce any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable to any Transferred Employee or any employee of the Business Subsidiaries, including any increase or change pursuant to any Employee Plan or (B) establish or increase or promise to increase any benefits under any Employee Plan, in either case except as required by Law or any contract or involving ordinary increases consistent with the past practice of the Business involving any changes to pension or other benefits that are applicable to the employees of the Business and Instrumentarium generally;

(vi) enter into any guarantees, letters of credit or other similar contractual obligations guaranteeing any obligation of any Asset Seller or Business Subsidiary relating to the Business in excess of $250,000 in the aggregate;

(vii) make any change in any method of accounting or accounting practice or policy used by the Business in the preparation of its financial statements, other than such changes as are consistent with the Transaction Accounting Principles or changes required by U.S. GAAP or otherwise applying generally to Instrumentarium;

(viii) waive any claims or rights of value with respect to the Business, other than in the ordinary course of business consistent with past practice;

(ix) enter into any Material Contract or terminate, amend, allow to expire or lapse or otherwise modify or waive any material provision of any Material Contract or any of the terms thereunder, other than in the ordinary course of business consistent with past practice;

(x) make any capital expenditure or capital expenditure commitment with respect to the Transferred Assets involving an amount exceeding $250,000 individually or $500,000 in the aggregate, other than in the ordinary course of business consistent with past practice;

(xi) make any Tax election or take any position with respect to Taxes that is inconsistent with elections made or positions taken in prior periods; or

(xii) enter into any commitment or agreement with respect to any of the foregoing.

Section 5.02. Access to Information. (a) From the date of this Agreement until the Closing Date, upon reasonable prior notice, and except as determined in good faith to be appropriate to ensure compliance with any applicable Laws and subject to any applicable privileges (including the attorney-client privilege) and contractual confidentiality obligations, Instrumentarium shall, and shall cause each of the Asset Sellers and the Business Subsidiaries to and each such Persons’ respective Representatives to (i) afford the Representatives of the Acquiror reasonable access, during normal business hours, to the offices, properties, books and records of the Business and (ii) furnish to the Representatives of the Acquiror such additional financial and operating data and other information regarding the Business as the Acquiror may from time to time reasonably request; provided, however, that such investigation shall not unreasonably interfere with any of the businesses or operations of Instrumentarium, the Asset Sellers, the Business Subsidiaries or any of their Affiliates; and provided, further, that the auditors and accountants of Instrumentarium, the Asset Sellers, the Business Subsidiaries or any of their Affiliates shall not be obliged to make any work papers available to any Person unless and until such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants. If so requested by Instrumentarium, the Acquiror shall enter into a customary joint defense agreement with Instrumentarium, the Asset Sellers and the Business Subsidiaries with respect to any information to be provided to the Acquiror pursuant to this Section 5.02(a). Without limiting the foregoing, any environmental investigation undertaken by the Acquiror shall not include invasive sampling of soil or groundwater on any property affiliated with the Business without Instrumentarium’s prior written consent, which consent will not be unreasonably withheld.

(b) In addition to the provisions of Section 5.03, from the Closing Date until the third anniversary of the Closing Date, in connection with (w) the preparation of Tax Returns, (x) the determination of any matter relating to the rights or obligations of Instrumentarium or any of its Affiliates under any of the Transaction Agreements, (y) any Action to which Instrumentarium or its Affiliates are parties or in connection with the requirements of any Law applicable to Instrumentarium or its Affiliates relating to the transactions contemplated by this Agreement or (z) any claim, action, suit or demand asserted by a third party against Instrumentarium or its Affiliates relating to the pre-Closing operation of the Business, upon reasonable prior notice, and except as determined in good faith to be appropriate to ensure compliance with any applicable Laws and subject to any applicable privileges (including the attorney-client privilege) and contractual confidentiality obligations, the Acquiror shall, and shall cause the Business Subsidiaries, its Affiliates, and its Representatives to, (i) afford the Representatives of Instrumentarium and its Affiliates reasonable access, during normal business hours, to the offices, properties, books and records of the Acquiror and its Affiliates in respect of the Business Subsidiaries, the Business and the Transferred Assets, (ii) furnish to the Representatives of Instrumentarium and its Affiliates such additional financial and other information regarding the Business Subsidiaries and their controlled Affiliates, the Business and the Transferred Assets as Instrumentarium or its Representatives may from time to time reasonably request and (iii) make available to the Representatives of Instrumentarium and its Affiliates the employees of the Acquiror and its Affiliates in respect of the Business Subsidiaries and their controlled Affiliates, the Business and the Transferred Assets whose assistance, expertise, testimony, notes and recollections or presence is necessary to assist Instrumentarium in connection with Instrumentarium’s inquiries for any of the purposes referred to above, including the presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that such investigation shall not unreasonably interfere with the business or operations of the Acquiror or any of its Affiliates; and provided, further, that the auditors and accountants of the Acquiror or its Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants. If so requested by the Acquiror, Instrumentarium shall enter into a customary joint defense agreement with the Acquiror and its Affiliates with respect to any information to be provided to Instrumentarium pursuant to this Section 5.02(b).

(c) From and after the date hereof and after the Closing Date, Instrumentarium shall, and shall cause its auditors, the Sellers and the auditors of the Sellers to, cooperate with the Acquiror and its auditors in the preparation of audited financial statements of the Business as may be reasonably requested by the Acquiror in order to make timely filings with the Securities and Exchange Commission of such financial statements of the Business as the Acquiror is required to file as a result of the Acquiror’s acquisition of the assets and liabilities of the Business as contemplated hereby. Without limiting the foregoing, as reasonably requested by the Acquiror and its auditors, Instrumentarium shall, and shall cause responsible officers of the Sellers to, sign representation letters as to the fair presentation of the financial position of the Business in such financial statements. Any costs and expenses reasonably incurred by Instrumentarium and the Sellers in connection with the foregoing shall be paid for by the Acquiror.

Section 5.03. Preservation of Books and Records. Instrumentarium and its Affiliates shall have the right to retain copies of all books and records of the Business relating to periods ending on or prior to the Closing Date, which books and records may be used by Instrumentarium and its Affiliates only in connection with (i) Taxes of the Business and the Transferred Assets, (ii) the determination of any matter relating to the rights or obligations of Instrumentarium or any of its Affiliates under any of the Transaction Agreements, (iii) any Action to which Instrumentarium or its Affiliates are parties or in connection with the requirements of any Law applicable to Instrumentarium or its Affiliates which requires access by Instrumentarium or its Affiliates to such books and records or (iv) any claim, action, suit or demand asserted by a third party against Instrumentarium or its Affiliates which requires access by Instrumentarium or its Affiliates to such books and records. The Acquiror agrees that it shall preserve and keep, or cause to be preserved and kept, all original books and records in respect of the Business in the possession of the Acquiror or its Affiliates for a period of five years from the Closing Date. During such five-year period, Representatives of Instrumentarium shall, upon reasonable notice and for the purposes referred to above, have access during normal business hours to examine and inspect such books and records. During such five-year period, the Acquiror shall provide Instrumentarium with access to such original books and records of the Business as Instrumentarium shall reasonably request (in accordance with Section 5.02) in connection with any Action to which Instrumentarium or its Affiliates are parties or in connection with the requirements of any Law applicable to Instrumentarium or its Affiliates. If so requested by the Acquiror, Instrumentarium shall enter into a customary joint defense agreement with the Acquiror or such Affiliate with respect to any information to be provided to Instrumentarium pursuant to this Section 5.03.

Section 5.04. Confidentiality. The terms of the letter agreement dated August 28, 2003 (the “Confidentiality Agreement”) among the Medical Division of OSI Systems, Instrumentarium and GE are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate; provided, however, that the Acquiror’s confidentiality obligations shall terminate only in respect of that portion of the Evaluation Material (as defined in the Confidentiality Agreement) exclusively relating to the Business that is the subject of the transactions contemplated by this Agreement; and provided, further, that nothing in this Section 5.04 shall prohibit the Acquiror or any of its Affiliates from disclosing Evaluation Material to the Commission and the DOJ in connection with seeking approval of the Commission or the DOJ for the transactions contemplated by this Agreement. If, for any reason, the sale of the Equity Interests and the Transferred Assets is not consummated, the Confidentiality Agreement shall nonetheless continue in full force and effect. Instrumentarium covenants and agrees that it will not, and will not permit any of its Affiliates to, divulge or make use of any trade secrets or other confidential information of the Business other than to disclose such secrets and information to the Acquiror or its Affiliates.

Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) this provision shall not permit disclosure until the earliest of (A) the date of the public announcement of discussions relating to such transactions, (B) the date of the public announcement of such transactions and (C) the date of the execution of an agreement to enter into such transactions. Nothing in this Agreement shall in any way limit any party’s ability to consult any tax advisor (including a tax advisor independent from all other entities involved in such transactions) regarding the tax treatment or tax structure of such transactions. These provisions are meant to be interpreted so as to prevent these transactions from being treated as offered under “conditions of confidentiality” within the meaning of the Code.

Section 5.05. Regulatory and Other Authorizations; Consents; Regulatory Compliance. (a) Each party to this Agreement shall promptly obtain all authorizations, consents, orders and approvals of all federal, state, local and non-U.S. regulatory bodies and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, and the consummation of the transactions contemplated by, the Transaction Agreements and shall take all such actions as may be requested by any such regulatory body or official to obtain such authorizations, consents, orders and approvals. Each party to this Agreement will cooperate with the reasonable requests of the other party or parties in promptly seeking to obtain all such authorizations, consents, orders and approvals. Neither Instrumentarium nor the Acquiror shall take any action that they should be reasonably aware would have the effect of delaying, impairing or impeding the receipt of any required approvals.

(b) Instrumentarium and the Acquiror each agree to (i) make any appropriate filings, notifications or reports with respect to the transactions contemplated by this Agreement as may be required under the Instrumentarium Commitments, the GE Commitments and the Decree and (ii) to supply promptly any additional information and documentary material that may be requested in connection with such filings, notifications or reports. In addition, each party agrees to make promptly any filing that may be required under any other antitrust or competition law or by any other antitrust or competition authority, including the filings and approvals set forth in Sections 3.05(c) and 4.04(c) of the Disclosure Schedule. Each party shall have responsibility for its respective filing fees associated with the filings, notifications and reports contemplated by this Section 5.05(b).

(c) Each of Instrumentarium and the Acquiror shall promptly notify one another of any communication it receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority and shall provide each other with copies of all correspondence, filings or communications between such party or any of its Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, subject to Section 5.02(c). Neither Instrumentarium nor the Acquiror shall agree to participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement and to Section 5.02(c), Instrumentarium and the Acquiror will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing.

(d) Instrumentarium and the Acquiror agree to cooperate in obtaining any other consents and approvals that may be required in connection with the transactions contemplated by the Transaction Agreements; provided, however, that Instrumentarium shall not be required to compensate any third party, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such consent or approval except as may be required under the Instrumentarium Commitments, the GE Commitments and the Decree.

(e) Following the Closing, the Acquiror (i) shall comply with all applicable Requirements of Law of the U.S. Food and Drug Administration or other comparable Governmental Authorities for the installed base of Products and any other Products the Business manufactures, distributes or otherwise has possession of, including Requirements of Law pertaining to registration and device listing, product application approvals, preclinical and clinical investigations, medical device reporting, corrections and removals reporting, recalls, complaint handling, good manufacturing practices and quality systems regulation, device tracking, import and export procedures, radiological devices and product labeling, advertising and promotion (collectively, the “Regulatory Requirements”) and (ii) agrees to indemnify, defend and hold harmless the Instrumentarium Indemnified Parties pursuant to Section 10.02 against, and reimburse any Instrumentarium Indemnified Party for, all Losses that such Instrumentarium Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with any failure by the Acquiror to comply with clause (i) above following the Closing.

Section 5.06. Insurance. (a) From and after the Closing Date, the Business Subsidiaries shall cease to be insured by Instrumentarium’s or its Affiliates’ (other than the Business Subsidiaries’) insurance policies or by any of their self-insured programs to the extent such insurance policies or programs cover the Business Subsidiaries. With respect to events or circumstances relating to the Transferred Assets, Assumed Liabilities, Transferred Employees or the Business Subsidiaries that occurred or existed prior to the Closing Date that are covered by occurrence-based third party liability insurance policies and any workers’ compensation insurance policies and/or comparable workers’ compensation self-insurance programs sponsored by Instrumentarium and/or its Affiliates, the Acquiror may make claims under such policies and programs; provided, however, that by making any such claims, the Acquiror agrees to reimburse Instrumentarium for any increased costs incurred by Instrumentarium as a result of such claims, including any retroactive or prospective premium adjustments associated with such coverage, as such amounts are determined in accordance with those policies and programs generally applicable from time to time to Instrumentarium and its Affiliates; provided, further neither the Acquiror nor any of its Affiliates shall make any such claims if, and to the extent that, such claims are covered by insurance policies sponsored by the Acquiror and/or its Affiliates (including, after Closing, the Business Subsidiaries). As of the third anniversary of the Closing, the Acquiror shall no longer have access to such occurrence-based third party liability insurance policies of Instrumentarium or its Affiliates (other than the Business Subsidiaries) or to such workers’ compensation insurance policies and/or comparable workers’ compensation self-insurance programs.

(b) With respect to any open claims against Instrumentarium’s insurance policies relating to the Transferred Assets, Assumed Liabilities, Transferred Employees or the Business Subsidiaries prior to the Closing Date, Instrumentarium agrees to remit to the Acquiror any net proceeds realized from such claims, to the extent reflected on the Final Modified Working Capital Statement, upon full and final settlement of such claims; provided that the Acquiror complies with the requirements specified in Section 5.06(a).

Section 5.07. Letters of Credit; Other Obligations. At or prior to the Closing, the Acquiror shall (a) arrange for substitute letters of credit, guarantees by the Acquiror and other obligations to replace (i) the letters of credit, guarantees and other contractual obligations entered into by or on behalf of the Sellers or any of their Affiliates (other than the Business Subsidiaries) in connection with and to the extent related to the Business (together, the “Sellers’ LCs”) outstanding as of the date of this Agreement which are set forth in Section 5.07 of the Disclosure Schedule (including the dollar amounts of each of the Sellers’ LCs) and (ii) any Sellers’ LCs entered into in the ordinary course of business consistent with past practice on or after the date of this Agreement and prior to the Closing or (b) assume all obligations under each of the Sellers’ LCs, using commercially reasonable efforts to obtain from the creditor or other counterparty a full release of all parties liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other obligations to a counterparty in connection with amounts drawn under the Sellers’ LCs. The Acquiror further agrees that to the extent the beneficiary or counterparty under any Sellers’ LC refuses to accept any such substitute letter of credit, Acquiror guarantee or other obligation proffered by the Acquiror, the Acquiror shall indemnify, defend and hold harmless the Sellers against, and reimburse the Sellers for, any and all amounts paid, including costs or expenses in connection with such Sellers’ LCs, including the Sellers’ reasonable expenses in maintaining such Sellers’ LCs (but not to exceed the costs and expenses the Acquiror would have incurred to obtain substitute letters of credit for Sellers’ LCs), whether or not any such Sellers’ LC is drawn upon or required to be performed, and shall in any event promptly reimburse the Sellers to the extent any Sellers’ LC is called upon and the Sellers or their Affiliates make any payment or are obligated to reimburse the party issuing the Sellers’ LC.

Section 5.08. Intercompany Obligations. Instrumentarium shall, and shall cause its Affiliates to, take such action as may be necessary so that, as of the Closing Date, there shall be no intercompany obligations between the Business Subsidiaries, on the one hand, and Instrumentarium and its Affiliates, on the other hand.

Section 5.09. Covenant Not to Hire. For a period of 18 months from the Closing Date, neither Instrumentarium nor any of its Affiliates (including GE) shall, directly or indirectly, hire any Transferred Employee (nor directly or indirectly entice or solicit any such employee to leave the employ of the Acquiror or any of the Business Subsidiaries or violate the terms of their contracts, or any employment arrangements, with the Acquiror or any of the Business Subsidiaries).

Section 5.10. Termination of Rights to the Instrumentarium Names and Instrumentarium Marks. The Acquiror acknowledges and agrees that, except as otherwise provided in this Section 5.10 or as permitted by a duly authorized representative of Instrumentarium in writing, following the Closing Date, the Acquiror and its Affiliates (which, for the purposes of this Section 5.10, shall include the Business Subsidiaries) shall cease and discontinue all uses of the names or marks of Instrumentarium or any of its Affiliates on or after the Closing Date, including “GE” (in block letters or otherwise), the GE monogram, “General Electric Company”, “General Electric”, “Instrumentarium Corporation”, “Instrumentarium”, “Datex-Ohmeda” and the Instrumentarium or Datex-Ohmeda monograms, either alone or in combination with other words and all marks, trade dress, logos, monograms, domain names and other source identifiers similar to any of the foregoing or embodying any of the foregoing alone or in combination with other words (collectively the “Instrumentarium Names and Instrumentarium Marks”). As promptly as practicable after the Closing Date, and, unless expressly permitted elsewhere in this Section 5.10, in no event later than six months after the Closing Date, the Acquiror and its Affiliates shall relabel, destroy or exhaust all materials bearing the Instrumentarium Names and Instrumentarium Marks, including all advertising and promotional materials and other publicly disseminated information, shall make all filings with any office, agency or body to effect the elimination of any use of the Instrumentarium Names and Instrumentarium Marks from the Transferred Assets and the businesses of the Business Subsidiaries and their respective Affiliates, and shall discontinue use of or transfer to Instrumentarium, at Instrumentarium’s election, all internet addresses and domain names containing the Instrumentarium Names so as to bring the Acquiror and its Affiliates into compliance with this Section 5.10, provided that (a) the Acquiror and its Affiliates shall commence the removal of the Instrumentarium Names and Instrumentarium Marks from all such materials immediately following the Closing Date, (b) notwithstanding anything to the contrary in this Section 5.10, the Acquiror and its Affiliates shall immediately upon the Closing Date cease all use of the Instrumentarium Names and Instrumentarium Marks on or in connection with all stationary, business cards, purchase orders, agreements of sale, warranties, indemnifications, invoices and other similar correspondence and other documents of a contractual nature, (c) the Acquiror and its Affiliates shall complete the removal of the Instrumentarium Names and Instrumentarium Marks from all product and technical information promotional brochures no later than six months after the Closing Date, (d) the Acquiror and its Affiliates shall not affix the Instrumentarium Names and Instrumentarium Marks to any products not bearing such marks on the Closing Date and (e) with respect to products bearing the Instrumentarium Names and Instrumentarium Marks and held in inventory of the Acquiror or any of its Affiliates as of the Closing Date, the Acquiror and its Affiliates shall use their commercially reasonable efforts to promptly sell such products, and if any such products are not sold within 12 months after the Closing Date, the Acquiror and its Affiliates shall relabel and/or repackage such products such that the Instrumentarium Names and Instrumentarium Marks are no longer visible prior to being sold. The Acquiror, for itself and its Affiliates, acknowledges and agrees that, except as otherwise expressly provided in this Section 5.10, neither the Acquiror nor any of its Affiliates shall have any rights in the Instrumentarium Names and Instrumentarium Marks and neither the Acquiror nor any of its Affiliates shall contest the ownership or validity of any rights of Instrumentarium or any of its Affiliates in or to the Instrumentarium Names and Instrumentarium Marks. The Acquiror, for itself and its Affiliates, agrees that use of the Instrumentarium Names and Instrumentarium Marks as provided in this Section 5.10 shall be only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which the Asset Sellers and Business Subsidiaries used the Instrumentarium Names and Instrumentarium Marks prior to the Closing. The Acquiror, for itself and its Affiliates, agrees that after the Closing Date the Acquiror and its Affiliates (i) will not expressly, or by implication, do business as or represent themselves as Instrumentarium or its Affiliates and (ii) with respect to products sold or disposed of by them after the Closing Date, will represent in writing to the transferees of such products that such products are those of the Acquiror and its Affiliates and not those of Instrumentarium and its Affiliates. The Acquiror agrees promptly after the Closing Date to change the names of the Business Subsidiaries to names that do not include any of the Instrumentarium Names and Instrumentarium Marks. Instrumentarium and the Acquiror shall use their respective reasonable best efforts to terminate all contracts relating to the Business pursuant to which any Asset Seller or any of the Business Subsidiaries licenses the Instrumentarium Names and the Instrumentarium Marks to customers or other third parties.

Section 5.11. Further Action Regarding Intellectual Property. (a) The Acquiror agrees to use commercially reasonable efforts to make no disclosure of Retained Technology to any third party. The Acquiror further agrees that, to the extent that Retained Technology includes trade secrets, confidential or proprietary information, the Acquiror shall use all reasonably necessary efforts, as is customary in the industry of the Business, to maintain such trade secrets, confidential or proprietary information secret and confidential.

(b) If, after the Closing Date, Instrumentarium or the Acquiror identifies any Business Intellectual Property owned by an Asset Seller or any Affiliate of Instrumentarium that as of the Closing Date should have been but inadvertently was not previously transferred by such Asset Seller or Affiliate to the Acquiror, then Instrumentarium shall, or shall cause such Asset Seller or Affiliate to, offer to transfer such Business Intellectual Property to the Acquiror for no additional consideration. In the event of a breach by Instrumentarium of the representations and warranties set forth in Section 3.12(f), then Section 10.01(e) shall apply in respect of such breach.

Section 5.12. Notifications. Each of Instrumentarium and the Acquiror shall promptly notify the other of any Action that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by the Transaction Agreements. Each party hereto shall promptly notify the other of any Action that may be threatened, brought, asserted or commenced against the Sellers, the Business Subsidiaries or the Acquiror, as the case may be, that would have been required to be listed in the Disclosure Schedule pursuant to the terms of this Agreement, if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof.

Section 5.13. Change in Name of Asset Sellers. Instrumentarium agrees promptly after the Closing Date, but in no event later than four weeks after the Closing Date, to change the names of the Asset Sellers to names that do not include the word “Spacelabs” or any variation thereof.

Section 5.14. Further Action. Instrumentarium and the Acquiror (a) shall execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of the Transaction Agreements and give effect to the transactions contemplated by the Transaction Agreements, (b) shall refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing and (c) without limiting the foregoing, shall use their respective reasonable best efforts to cause all of the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement to be met on or prior to March 31, 2004 or, if such date has been extended pursuant to Section 9.01(d), August 1, 2004.

Section 5.15. Litigation Matters. Instrumentarium shall indemnify, defend and hold harmless the Acquiror Indemnified Parties against, and reimburse any Acquiror Indemnified Party for, all out-of-pocket Losses and expenses that such Acquiror Indemnified Parties may at any time incur (including reasonable fees and expenses of counsel to the Acquiror Indemnified Parties) as a result of or in connection with the Action set forth in Section 5.15 of the Disclosure Schedule. Instrumentarium and the Acquiror shall jointly defend and control such Action and Instrumentarium and the Acquiror shall, and shall cause each of their Affiliates and Representatives to, cooperate fully with each other in the defense of such Action. In addition,

Instrumentarium and the Acquiror shall enter into a standard joint defense agreement with respect to the defense of such Action. Instrumentarium and the Acquiror acknowledge and agree that Instrumentarium shall have no obligation to indemnify the Acquiror Indemnified Parties for any special, consequential or incidental damages incurred as a result of or in connection with such Action. Instrumentarium and the Acquiror acknowledge and agree that Instrumentarium’s indemnification obligations pursuant to this Section 5.15 are not subject to the Deductible and the General Cap.

Section 5.16. Audited Financial Statements. (a) Instrumentarium acknowledges that it is the Acquiror’s obligation to file with the Securities and Exchange Commission (the “SEC”), no later than the 75th day after the Closing Date, financial statements with respect to the acquisition of the Business. Instrumentarium agrees to provide or cause to be provided to the Acquiror the following financial statements and related information within 75 days of the Closing Date:

(i) audited balance sheets of the Business and the related audited statements of operations, stockholders’ equity and cash flows for each of the 2003 and 2002 fiscal years, as applicable, together with an audit report of PricewaterhouseCoopers LLP (the “Accounting Firm”) thereon, in each case prepared in accordance with U.S. GAAP, and with the accounting requirements and the published rules and regulations of the SEC and reflecting the appropriate purchase accounting adjustments relating to acquisition transactions occurring in those fiscal years;

(ii) depending on the Closing Date and as required by the rules and regulations of the SEC, unaudited balance sheets of the Business and the related statements of operations, stockholders’ equity and cash flows for the applicable interim periods for fiscal years 2004 and 2003, including period to period comparisons, together with a SAS 71 (as amended or supplemented) review report of the Accounting Firm thereon, in each case prepared in accordance with U.S. GAAP and with the accounting requirements and the published rules and regulations of the SEC;

(iii) if required pursuant to the accounting requirements and the published rules and regulations of the SEC, a reissued audit report for the audited financial statements of the Business for fiscal year 2001;

(iv) if required pursuant to the accounting requirements and the published rules and regulations of the SEC, the consent(s) of the auditors with respect to audited financial statements of the Business previously filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(v) any other financial information reasonably required by the Acquiror to comply with the published rules and regulations of the SEC, including but not limited to, information that may be required to prepare pro forma financial statements in accordance with Article 11 of Regulation S-X under the Exchange Act.

(b) Instrumentarium and the Acquiror shall use their reasonable best efforts to:

(i) cause the management of the Business to prepare the financial statements described above, reflecting the required adjustments of the Accounting Firm; and

(ii) provide each other and the Accounting Firm with such access to (x) management of the Business, (y) other employees of Instrumentarium and its Affiliates or the Acquiror and its Affiliates and (z) the books and records of Instrumentarium and its Affiliates or the Acquiror and its Affiliates that are related to the Business as is necessary to permit the Accounting Firm to prepare the audit and review reports described above.

(c) Instrumentarium and the Acquiror shall provide to the Accounting Firm any management representation letters signed or to be signed by:

(i) the management of the Business (prior to the date of this Agreement), and

(ii) the management of the Business as requested by the Accounting Firm in connection with the Accounting Firm’s preparation of the audit and review reports described above.

(d) Fees charged by the Accounting Firm to complete the required reviews and prepare the reports described above shall be borne by the Acquiror, unless the financial statements described above have not been delivered to the Acquiror by the date described in Section 5.16(a), in which case such fees shall be borne by Instrumentarium or one of its Affiliates, which shall be the Acquiror’s sole remedy hereunder for such failure.

Section 5.17. Transition Services. At or prior to the Closing, Instrumentarium and the Acquiror, or an Affiliate of the Acquiror, shall execute and deliver the Transition Services Agreement substantially in the form attached as Exhibit C hereto (the “Transition Services Agreement”).

ARTICLE VI

EMPLOYEE MATTERS

Section 6.01. Continued Employment. (a) Management Employees. The Acquiror, or an Affiliate of the Acquiror, shall continue to employ and shall assume employment contracts and retention agreements (including retention letters) to each of the executive employees of the Business listed in Section 6.01(a) of the Disclosure Schedule (the “Management Employees”), on terms and in the form of which shall be satisfactory to the Acquiror. The Management Employees shall be employed in a substantially similar position as such person held with the Asset Sellers or the Business Subsidiaries, as applicable, prior to Closing, and at compensation levels and with benefits (including severance benefits) at least equal to other similarly-situated employees of the Acquiror or its Affiliates.

(b) Other Employees. From the Closing Date, the Acquiror or an Affiliate of the Acquiror shall continue to employ and shall assume retention agreements (including retention letters) for each other employee of the Business designated by the Acquiror by at least five (5) days prior to the Closing Date (the “Other Employees”; and together with the Management Employees, the “Transferred Employees”). The Assets Sellers and/or the Business Subsidiaries shall cooperate and assist the Acquiror in the employment of the Other Employees. Each of the Other Employees shall be employed, to the greatest extent possible, in a substantially similar position such Other Employee held prior to the Closing, and at a compensation level and with benefits (including severance benefits) at least equal to other similarly-situated employees of the Acquiror or its Affiliates. Nothing in this Agreement shall be construed to prevent the Acquiror or its Affiliate from terminating the employment of any Transferred Employee after the Closing Date.

(c) Retained Employees. The parties hereto acknowledge and agree that any and all obligations and liabilities with respect to any employee of the Business who is not a Transferred Employee (the “Retained Employees”) shall be the responsibility of Instrumentarium, and Instrumentarium agrees to indemnify, defend and hold harmless the Acquiror Indemnified Parties against, and reimburse any Acquiror Indemnified Party for, all Losses that such Acquiror Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with the employment of the Retained Employees.

(d) Success Payments. Instrumentarium agrees to pay to any Transferred Employee any amount due under any employment contract or retention agreement (including a retention letter) of any Transferred Employee upon the consummation of the transactions contemplated hereby.

The remainder of this Section 6.01, as well as Sections 6.02, 6.03 and 6.04, set forth the benefits treatment to be afforded to Transferred Employees assigned to United States operations. Section 6.05 sets forth the benefits treatment to be afforded to Transferred Employees assigned to non-United States operations.

(e) Instrumentarium’s Benefit Plans. Except as otherwise specifically provided in this Agreement or as required by applicable Law, neither the Acquiror, nor any of its Affiliates, shall assume any obligations under or liabilities with respect to, and it shall not receive any right or interest in, any of the Employee Plans. Effective as of the Closing Date, except as otherwise specifically provided in this Agreement, all Transferred Employees will cease any participation in, and any benefit accrual under, each of the Employee Plans.

(f) Retention and Layoff Benefits. Notwithstanding any of the foregoing to the contrary, the Acquiror agrees to, or to cause its Affiliates to, provide severance benefits to any Transferred Employee which are at least equivalent to those provided to similarly situated employees of the Acquiror, or its Affiliates. Notwithstanding any of the foregoing to the contrary, the Acquiror agrees to assume, or shall cause its Affiliates to assume, any retention, severance or similar agreement of any Transferred Employee and any benefits due thereunder for the period of time as set forth in those agreements; provided, however, that in the case of any severance or similar amounts (but not the retention amounts) due thereunder based upon the salaries of the Transferred Employees, such amount shall be calculated on the basis of the salaries paid to the respective Transferred Employees by Acquiror or its Affiliates after the Closing (such aggregate amount of retention bonus liabilities (but not severance or similar liabilities) being referred to as the “Retention Liability Amount”).

(g) Welfare Benefits. Except as otherwise expressly provided in this Article VI, Instrumentarium or one of its Affiliates shall retain responsibility under the Employee Plans that are welfare benefit plans in which the Transferred Employees participate with respect to all amounts that are payable by reason of, or in connection with, any and all welfare benefit claims made by the Transferred Employees and their eligible dependents but only to the extent the claims were incurred prior to the Closing Date.

(h) Credit for Service. To the extent that service is relevant for purposes of eligibility and vesting (and, in order to calculate the amount of any vacation, sick days, severance, layoff and similar benefits, but not for purposes of pension benefit accruals unless pension assets and liabilities are transferred to a plan of the Acquiror) under any retirement plan, employee benefit plan, program or arrangement established or maintained by the Acquiror or any of its Affiliates for the benefit of the Transferred Employees, such plan, program or arrangement shall credit such Transferred Employees for service earned on and prior to the Closing Date with the Business Subsidiaries, Instrumentarium, the other Asset Sellers or their respective Affiliates or any of their respective predecessors in addition to service earned with the Acquiror or any of the Acquiror’s Affiliates after the Closing Date.

(i) Preexisting Conditions; Coordination. The Acquiror shall, and shall cause its Affiliates to, waive limitations on benefits relating to any preexisting conditions of the Transferred Employees and their eligible dependents. The Acquiror shall also recognize, and cause its Affiliates to recognize, for purposes of annual deductible and out-of-pocket limits under its health and dental plans, deductible and out-of-pocket expenses paid by Transferred Employees and their respective dependents under Instrumentarium’s or any of its Affiliates’ health and dental plans in the calendar year in which the Closing Date occurs.

(j) Paid Time-Off. Effective as of the Closing Date, the obligation to provide the accrued, unused paid time-off of the Transferred Employees shall be transferred to and assumed by the Acquiror or an Affiliate of the Acquiror, and the Acquiror or such Affiliate of the Acquiror shall recognize and provide all such unused paid time-off.

(k) Incentive Compensation and Bonus Programs. Instrumentarium, in its discretion, shall pay to certain Transferred Employees a pro rata share of incentive compensation attributable to the portion of the calendar quarter occurring prior to the Closing Date to Transferred Employees eligible for such remuneration.

Section 6.02. Retirement Plans. As of the Closing Date, the Transferred Employees shall cease to accrue benefits, if any, under the Instrumentarium Savings Investment Plan and the Instrumentarium Cash Balance Plan (the “Instrumentarium Pension Plans”). Effective as of the Closing Date, the Asset Sellers or the Business Subsidiaries, as the case may be, shall take all necessary action, if any, to effect such cessation of participation. No assets or liabilities with respect to the Instrumentarium Pension Plans shall be transferred to the Acquiror as a result of this Agreement. After the Closing Date, the Acquiror shall, and shall cause its Affiliates to, cooperate with Instrumentarium to provide such current information regarding the

Transferred Employees on an ongoing basis as may be necessary to facilitate determinations of eligibility for, and payments of benefits to, the Transferred Employees under the Instrumentarium Pension Plans or any other applicable Employee Plan that continues to be maintained by Instrumentarium or its Affiliates.

Section 6.03. COBRA. Following the Closing Date, the Acquiror shall, or shall cause an Affiliate to, provide continuation health care coverage to all Transferred Employees and their qualified beneficiaries who incur or incurred a qualifying event in accordance with the continuation health care coverage requirements of COBRA at any time with respect to claims incurred on or after the Closing Date, except with respect to Persons who were not employees of the Business as of the Closing Date.

Section 6.04. Post-Transfer Instrumentarium Health and Welfare Benefits. The Asset Sellers or any of their Affiliates shall retain any obligations they may have to provide post-retirement welfare benefits in accordance with the terms of the applicable health and welfare benefit plans, as in effect from time to time, to all former employees of the Business Subsidiaries and the Asset Sellers and their eligible dependents who are currently receiving such benefits under such health and welfare benefit plans.

Section 6.05. International Employees and Plans. (a) International Employees. In the case of Transferred Employees who are assigned to operations outside of the United States, the Acquiror and its Affiliates shall, in addition to meeting the requirements of Section 6.01(a), comply with any applicable foreign Law governing the terms and conditions of their employment or severance of employment. In addition, as of the Closing Date, subject to Instrumentarium’s obligations under Section 6.01(d), the Acquiror expressly agrees to assume, or cause any Affiliate of the Acquiror to assume or retain, as the case may be, the Business Subsidiaries, the Asset Sellers’, or their respective Affiliates’, as the case may be, obligations under any individual employment, termination, retention, severance, or other similar contracts or agreements with such Transferred Employees and to perform all of the obligations as the employer under such contracts and agreements, and the Asset Sellers and their respective Affiliates shall have no further obligations under such contracts and agreements.

(b) International Employee Benefit Plans. (i) If an employee benefit plan, program or arrangement providing any of the types of benefits described in Section 3.15(a) is subject to the laws of a country other than the United States (an “International Plan”) and covers only Transferred Employees, the Acquiror shall assume, or cause one of its Affiliates (including any of the Business Subsidiaries) to assume or continue, as the case may be, sponsorship over and all obligations with respect to such International Plan. Such International Plan shall be continued for such period of time as may be required under applicable foreign Law.

(ii) (A) If an International Plan covers employees of the Asset Sellers or their Affiliates in addition to Transferred Employees, the Acquiror shall, or shall cause one of its Affiliates (including any of the Business Subsidiaries) to, establish or maintain for the benefit of the Transferred Employees referred to in Section 6.05(a) above mirror benefit plans (the “Mirror Plans”) for such period of time as may be required by applicable foreign Law with provisions that are identical to the highest degree possible to the provisions that are in effect as of the Closing Date under the corresponding International Plan. All obligations attributable to such Transferred Employees under such International Plans shall be assumed by the Acquiror and its Affiliates under the Mirror Plans as of the Closing Date.

(B) To the extent that any International Plan described in subparagraph (ii)(A) is a funded defined benefit or defined contribution pension plan with assets residing in a trust, Instrumentarium shall determine a proportionate amount of the trust assets corresponding to, and not to exceed the liabilities under, such plan that is attributable to the Transferred Employees referred to in Section 6.05(a) above. Such amount shall be transferred from such trust to the corresponding trust for the Mirror Plan referred to in subparagraph (ii)(A) above as soon as practicable after the Closing Date. The amount to be transferred shall be determined by Instrumentarium (subject to audit by the Acquiror) and, in the case of defined benefit pension plans, shall be based upon generally accepted country- and plan-specific actuarial assumptions and the accrued (but not projected) benefit obligation method.

(C) If any provision of this Section 6.05 is not permissible under any foreign Law, the parties agree that they shall in good faith take such actions as are permissible under such Law to carry out to the fullest extent possible the purposes of such provision.

In addition to the other requirements of this Section 6.05, Transferred Employees referred to in Section 6.05(a) shall be credited with service consistent with the principles set forth in Section 6.01(h) and applicable law

ARTICLE VII

TAX MATTERS

Section 7.01. Liability for Taxes. (a) Instrumentarium shall be liable for and, pursuant to Section 10.01 (and subject to the limitations thereof) shall indemnify, defend and hold harmless the Acquiror Indemnified Parties against, and reimburse any Acquiror Indemnified Party for, all Losses with respect to Taxes imposed on or with respect to a Business Subsidiary or the Transferred Assets, in each case for all taxable periods ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date; provided, however, that Instrumentarium shall not be liable for, and shall not indemnify, defend and hold harmless the Acquiror Indemnified Parties against, and shall not reimburse any Acquiror Indemnified Party for, any Losses with respect to (x) Losses as may result from any action outside the ordinary course of business taken with respect to the Business Subsidiaries, their respective assets or businesses or the Transferred Assets on the Closing Date but after the Closing and (y) any Section 338 Taxes (Taxes described in this proviso, herein “Excluded Taxes”). Instrumentarium shall not be liable for any Taxes not described in this Section 7.01(a).

(b) The Acquiror shall be liable for, and pursuant to Section 10.02 (and subject to the limitations thereof) shall indemnify, defend and hold harmless the Instrumentarium Indemnified Parties against, and reimburse any Instrumentarium Indemnified Party for, all Losses with respect to (A) all Taxes imposed on or with respect to a Business Subsidiary or the Transferred Assets, in each case for all taxable periods beginning after the Closing Date and with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date and (B) Excluded Taxes.

(c) For purposes of this Section 7.01, Taxes of the Business Subsidiaries or with respect to the Transferred Assets with respect to a Straddle Period shall be allocated between the pre-Closing portion of such Straddle Period and the post-Closing portion of such Straddle Period based on an actual closing of the books of the relevant entity as of the end of the Closing Date; provided, however, that in closing the books, Taxes (such as property Taxes) that are not imposed on income, receipts or otherwise on a transactional basis shall be allocated on a daily basis.

(d) Instrumentarium shall be entitled to any refunds (including interest paid therewith) in respect of any Tax liability of a Business Subsidiary or with regard to the Transferred Assets, in each case in respect of a taxable period ending on or prior to the Closing Date or the pre-Closing portion of any Straddle Period. Except as provided in the preceding sentence, the Acquiror shall be entitled to any refunds (including interest paid therewith) in respect of any Tax liability of the Business Subsidiaries or with regard to the Transferred Assets.

(e) Notwithstanding anything to the contrary in this Agreement, any sales Tax, use Tax, real property transfer or gains Tax, documentary stamp Tax or similar Tax attributable to the sale or transfer of the Equity Interests or the Transferred Assets shall be paid by the Acquiror; provided, however, that Instrumentarium shall pay 100% of any and all sales Tax, use Tax, real property transfer or gains tax, documentary stamp Tax or similar Tax attributable to the contribution to Spacelabs, on a going concern basis, of substantially all the assets, properties and business of D-O U.S. in exchange for limited liability company membership interests in Spacelabs, as set forth in the Contribution Agreement. The Acquiror and Instrumentarium each agree to timely sign and deliver (or to cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns with respect to, such Taxes. The Acquiror and Instrumentarium further agree to cooperate to cause the delivery of the Assets and the Transferred Assets to occur in such manner that is reasonably calculated and legally permitted to minimize or avoid transfer and sales Taxes so long as such method of delivery does not adversely affect the condition, operability or usefulness of any such Asset or Transferred Asset.

(f) If any payment required to be made under this Section 7.01 is made after the date on which such payment is due, interest will accrue on such amount at the rate designated from time to time in Section 6621(a)(2) of the Code, compounded on a daily basis.

(g) The Acquiror shall notify Instrumentarium within 30 days after receipt of any written communication to or by the Acquiror, the Business Subsidiaries or any other Affiliate of the Acquiror from or with any Governmental Authority concerning Taxes for which indemnification may be claimed from Instrumentarium pursuant to the provisions of Section 7.01(a). In addition, the Acquiror shall notify Instrumentarium at least 15 days prior to the date on which the Acquiror, the Business Subsidiaries or any other Affiliate of the Acquiror intends to make a payment of any Taxes that are indemnifiable by Instrumentarium pursuant to the provisions of Section 7.01(a). Instrumentarium shall notify the Acquiror within 30 days after receipt of any written communication to or by Instrumentarium or any Affiliate of Instrumentarium from or with any Governmental Authority concerning Taxes owed by the Business Subsidiaries, with respect to the Transferred Assets or any other Taxes for which indemnification may be claimed from the Acquiror pursuant to the provisions of Section 7.01(b). The failure by a party to notify another pursuant to this Section 7.01(g) shall not constitute a waiver of any claim to indemnification under this Agreement in the absence of material prejudice to the indemnifying party.

Section 7.02. Filing of Tax Returns. (a)(i) Instrumentarium shall file (or cause to be filed) (x) all necessary Tax Returns that are required to be filed by or with respect to each Business Subsidiary for Tax years or periods ending on or before the Closing Date and (y) with respect to the Transferred Assets all necessary Tax Returns that are required to be filed by one of the Asset Sellers for Tax years or periods ending on or before the Closing Date. The Acquiror shall have the opportunity to review and comment upon Straddle Period returns filed (or caused to be filed) by Instrumentarium, which comments shall be reasonably considered by Instrumentarium.

(ii) Promptly, but no later than 180 days after the Closing Date (but, in any event, no later than 30 days prior to the due date (without extensions) of the relevant Tax Return), the Acquiror shall provide (or cause to be provided) to Instrumentarium the information relating to the Business Subsidiaries and the Transferred Assets reasonably requested by Instrumentarium to enable Instrumentarium to file the Tax Returns required to be filed by it pursuant to Section 7.02(a)(i). The Acquiror shall prepare (or cause to be prepared) such information in a manner consistent with past practice, and Instrumentarium shall prepare such Tax Returns in a manner consistent with past practice.

(b) Except as described in Section 7.02(a), the Acquiror shall file (or cause to be filed) all necessary Tax Returns with respect to the Business Subsidiaries and the Transferred Assets for all taxable periods. The Acquiror shall remit (or cause to be remitted) any Taxes due with respect to such Tax Returns. With respect to Tax Returns to be filed by the Acquiror that relate to taxable years or periods including the Closing Date, such Tax Returns shall be submitted to Instrumentarium not later than 30 days prior to the due date for filing such Tax Returns (or, if such due date is within 45 days following the Closing Date, as promptly as practicable following the Closing Date) for review and approval by Instrumentarium, which approval may not be unreasonably withheld.

Section 7.03. Control. (a) Instrumentarium shall have the exclusive right to file any amended Tax Returns and to control any audit or other administrative or judicial proceeding with respect to any matter that may result in any Tax liability with respect to which Instrumentarium has agreed to provide indemnification under this Agreement. Neither Instrumentarium nor any Affiliate of Instrumentarium may settle any Tax claim for any Taxes for which the Acquiror may be liable pursuant to Section 7.01(b) without the prior written consent of the Acquiror, which consent may not be unreasonably withheld.

(b) None of the Acquiror, the Business Subsidiaries or any other Affiliate of the Acquiror may settle any Tax claim for any Taxes for which Instrumentarium may be liable pursuant to Section 7.01(a), without the prior written consent of Instrumentarium, which consent may be withheld in the sole discretion of Instrumentarium.

Section 7.04. Tax Cooperation. (a) Instrumentarium and the Acquiror shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business Subsidiaries, their respective assets or businesses or the Transferred Assets (including access to books and records as well as the timely provision of powers of attorney or similar authorizations) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any Governmental Authority, and the prosecution or defense of any audit, proposed adjustment or deficiency, assessment, claim, suit or other proceeding relating to any Taxes or Tax Return. Instrumentarium and the Acquiror shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes and all other Tax matters relating to the Business Subsidiaries, their respective assets or businesses or the Transferred Assets and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Agreement. The party requesting cooperation under this Section 7.04 shall reimburse the other party for any actual out-of-pocket expenses incurred in furnishing such cooperation.

(b) Instrumentarium and the Acquiror shall report to the other any written communication from or with the IRS or any other foreign, state or local Governmental Authority that relates in any way to the characterization of the transactions undertaken pursuant to this Agreement or any related transaction.

Section 7.05. Section 338 Elections. (a) If the Acquiror desires to make an election under Section 338(g) of the Code to treat the acquisition of SL France, SL Singapore and SL Finland as a deemed sale of all of the assets of SL France, SL Singapore and SL Finland, it shall be entitled to do so provided that it provides written notice to Instrumentarium of its intention to do so. Such election is referred to herein as the “Section 338 Election.”

(b) Instrumentarium shall provide to the Acquiror within 60 days after receipt of such notice a good faith estimate and a detailed calculation of the present value of the additional Tax liability that Instrumentarium and its Affiliates would incur for all taxable periods as a result of the Section 338 Election. Such estimated Tax liability is referred to herein as the “Estimated Section 338 Tax.” The detailed calculation shall be sufficient to allow the Acquiror to make a determination as to the accuracy of the calculation. The Acquiror and Instrumentarium shall endeavor in good faith to resolve any differences with respect to such calculation.

(c) No Section 338 Election shall be made with respect to SL France, SL Singapore and SL Finland unless the Acquiror has previously paid to Instrumentarium the Estimated Section 338 Tax with respect to SL France, SL Singapore and SL Finland or such other amount as the parties agree to in good faith.

(d) No payments from Instrumentarium to the Acquiror or from the Acquiror to Instrumentarium to adjust for any difference between the Estimated Section 338 Tax as the parties agree to in good faith and actual Taxes shall be required or made.

(e) In the event that the Acquiror does not make the Section 338 Election, then, during the period after Closing and through the close of the taxable years of SL France, SL Singapore and SL Finland, the Acquiror shall not cause or permit SL France, SL Singapore and SL Finland to:

(i) make a distribution;

(ii) make an investment in U.S. property within the meaning of Section 956 of the Code; or

(iii) engage in a transaction outside the ordinary course of business of SL France, SL Singapore and SL Finland to the extent that such transaction would impact the amount of the foreign tax credit of an Equity Seller or Instrumentarium under Section 902 of the Code.

ARTICLE VIII

CONDITIONS TO CLOSING AND RELATED MATTERS

Section 8.01. Conditions to Obligations of Instrumentarium. The obligation of Instrumentarium to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Instrumentarium (to the extent such conditions can be waived), at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) The representations and warranties of the Acquiror contained in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) as of the date hereof and as of the Closing as if made on the Closing Date, other than (x) representations and warranties made as of another date, which representations and warranties shall have been true and correct as of such date and (y) changes therein specifically permitted or contemplated by this Agreement or resulting from any transaction expressly consented to in writing by Instrumentarium; (ii) the covenants contained in this Agreement to be complied with by the Acquiror on or before the Closing shall have been complied with in all material respects; and (iii) Instrumentarium shall have received a certificate of the Acquiror to such effect signed by a duly authorized executive officer.

(b) Antitrust and Competition Approval. (i) Approval of the transactions contemplated by this Agreement shall have been obtained from the Commission in accordance with the GE Commitments; (ii) approval of the transactions contemplated by this Agreement shall have been obtained from the DOJ in accordance with the Decree; and (iii) the applicable filings or approvals under the competition laws of any relevant foreign jurisdictions which are required to be made or obtained prior to Closing shall have been made or obtained.

(c) No Governmental Order. There shall be no Governmental Order in existence that prohibits or materially restrains the sale of the Equity Interests or the Transferred Assets or the other transactions contemplated by this Agreement.

(d) Effectiveness of Ancillary Agreements. (i) The Anesthesia Machines Distribution Agreement, the Cardiocap/5 Gas Monitor OEM Agreement, the Gas Module OEM Agreement and the License Agreement will become effective at the Closing in accordance with their respective terms.

(ii) The Contribution Agreement shall have been executed and delivered by the parties thereto and shall be in full force and effect at the Closing.

(iii) The Interfacing Agreement shall be in full force and effect at the Closing.

(iv) The Acquiror or an Affiliate of the Acquiror shall have executed and delivered to Instrumentarium the Transition Services Agreement.

Section 8.02. Conditions to Obligations of the Acquiror. The obligation of the Acquiror to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by the Acquiror (to the extent such conditions can be waived), at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) The representations and warranties of Instrumentarium contained in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or “Material Adverse Effect,” which representations and warranties as so qualified shall be true and correct in all respects) as of the date hereof and as of the Closing as if made on the Closing Date (other than (x) representations and warranties made as of another date, which representations and warranties shall have been true and correct as of such date and (y) changes therein specifically permitted or contemplated by this Agreement or resulting from any transaction expressly consented to in writing by the Acquiror or any transaction permitted by Section 5.01), except to the extent that any breaches of such representations and warranties have not had or would not have, individually or in the aggregate, a Material Adverse Effect; (ii) the covenants contained in this Agreement to be complied with by Instrumentarium on or before the Closing shall have been complied with in all material respects; and (iii) the Acquiror shall have received a certificate of Instrumentarium to such effect signed by a duly authorized representative of each.

(b) Antitrust and Competition Approval. (i) Approval of the transactions contemplated by this Agreement shall have been obtained from the Commission in accordance with the GE Commitments; (ii) approval of the transactions contemplated by this Agreement shall have been obtained from the DOJ in accordance with the Decree: and (iii) the applicable filings or approvals under the competition laws of any relevant foreign jurisdictions which are required to be made or obtained prior to Closing shall have been made or obtained.

(c) No Governmental Order. There shall be no Governmental Order in existence that prohibits or materially restrains the sale of the Equity Interests or the Transferred Assets or the other transactions contemplated by this Agreement.

(d) Effectiveness of Ancillary Agreements. (i) The Anesthesia Machines Distribution Agreement, the Cardiocap/5 Gas Monitor OEM Agreement, the Gas Module OEM Agreement and the License Agreement will become effective at the Closing in accordance with their respective terms.

(ii) The Contribution Agreement shall have been executed and delivered by the parties thereto and shall be in full force and effect at the Closing.

(iii) The Interfacing Agreement shall be in full force and effect at the Closing.

(iv) Instrumentarium shall have executed and delivered to the Acquiror the Transition Services Agreement.

(e) Assignments. Instrumentarium and/or its Affiliates, as applicable, shall have obtained all required consents to the assignment of the licenses and Contracts listed in Section 2.07(e) of the Disclosure Schedule.

(f) Material Adverse Effect. There shall not have been a Material Adverse Effect from the date of this Agreement through the Closing Date.

Section 8.03. Sale of Transferred Assets. Notwithstanding any other provision of this Agreement to the contrary, if (i) a Governmental Order prohibits or materially restrains the sale of certain Transferred Assets, (ii) the inability to consummate the sale of such Transferred Assets would not have a Material Adverse Effect, and (iii) the conditions set forth in Section 8.01 and Section 8.02 have been otherwise fulfilled or waived, Instrumentarium and the Acquiror shall be obligated to consummate the transactions contemplated by this Agreement (other than the sale of such Transferred Assets). Thereafter, subject to Section 5.05(e), Instrumentarium and the Acquiror will cooperate and use their respective commercially reasonable efforts to obtain the requisite governmental consents or approvals necessary to consummate, and if and when so obtained, will consummate, the sale of such Transferred Assets. To the extent such consents or approvals cannot be obtained, Instrumentarium will cooperate in good faith with the Acquiror to enter into arrangements (including subcontract arrangements, as appropriate) under which the Acquiror will obtain the same or substantially similar benefits and bear the same or substantially similar economic burdens associated with the ownership of such Transferred Assets.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01. Termination. This Agreement may be terminated prior to the Closing:

(a) by the mutual written consent of Instrumentarium and the Acquiror;

(b) by either Instrumentarium or the Acquiror if the other party shall have breached the covenant contained in Section 5.14;

(c) by Instrumentarium if Instrumentarium reasonably determines in good faith that either the Commission or the DOJ will not approve the transactions contemplated by this Agreement primarily due to the identity or nature of the Acquiror and its Affiliates, which determination shall only be based on a written communication from either the Commission or the DOJ, as applicable, disapproving the transactions contemplated by this Agreement;

(d) by either Instrumentarium or the Acquiror if the Closing shall not have occurred by March 31, 2004 or, if all of the conditions set forth in Sections 8.01 and 8.02 other than the condition set forth in Sections 8.01(b) and 8.02(b) shall have been satisfied or are capable of being satisfied by such date, August 1, 2004; provided, however, that the right to terminate this Agreement under this Section 9.01(d) shall not be available to any party whose failure to take any action required to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;

(e) by the Acquiror in the event of any material breach by Instrumentarium of any of Instrumentarium’s agreements, representations or warranties contained herein and the failure of Instrumentarium to cure such breach within 15 Business Days after receipt of notice from the Acquiror requesting such breach to be cured, but only if such breach would result in the failure of any of the conditions set forth in Section 8.02 to be satisfied; provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured;

(f) by Instrumentarium in the event of any material breach by the Acquiror of any of the Acquiror’s agreements, representations or warranties contained herein and the failure of the Acquiror to cure such breach within 15 Business Days after receipt of notice from Instrumentarium requesting such breach to be cured, but only if such breach would result in the failure of any of the conditions set forth in Section 8.01 to be satisfied; provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured; or

(g) by either Instrumentarium or the Acquiror in the event of the issuance of a final, nonappealable Governmental Order restraining or prohibiting the sale of the Equity Interests and the Transferred Assets.

Section 9.02. Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 9.01 shall give written notice of such termination to the other party or parties, as the case may be, to this Agreement.

Section 9.03. Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party to this Agreement, except as set forth in Section 5.04, and Article XI; provided, however, that nothing in this Agreement shall relieve either Instrumentarium or the Acquiror from liability for (i) failure to perform the obligations set forth in Section 5.05 or (ii) any willful breach of this Agreement or willful failure to perform its obligations under this Agreement.

Section 9.04. Extension; Waiver. At any time prior to the Closing, Instrumentarium and the Acquiror may mutually agree to (a) extend the time for the performance of any of the obligations or other acts of the other Person or (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement. At any time prior to the Closing, either Instrumentarium or the Acquiror, as applicable, may waive compliance with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

ARTICLE X

INDEMNIFICATION

Section 10.01. Indemnification by Instrumentarium. (a) Subject to Sections 10.01(b), 10.01(c), 10.01(d), 10.03 and 11.01, Instrumentarium shall indemnify, defend and hold harmless the Acquiror and its Affiliates and Representatives (collectively, the “Acquiror Indemnified Parties”) against, and reimburse any Acquiror Indemnified Party for, all Losses that such Acquiror Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

(i) the inaccuracy or breach of any representations or warranties made by Instrumentarium in this Agreement, to the extent such representations or warranties survive the Closing;

(ii) any breach or failure by Instrumentarium to perform any of its covenants or obligations contained in this Agreement;

(iii) any Excluded Liability (including the failure of the Asset Sellers to perform or in due course pay and discharge any Excluded Liability); or

(iv) the waiver of compliance with “bulk sales,” “bulk transfer” or similar laws by Instrumentarium and the other Asset Sellers pursuant to Section 11.13.

(b) Notwithstanding any other provision to the contrary, (i) Instrumentarium shall not be required to indemnify, defend or hold harmless any Acquiror Indemnified Party against, or reimburse any Acquiror Indemnified Party for, any Losses pursuant to Section 10.01(a)(i) (A) if such Losses were accepted in connection with the Post-Closing Adjustment procedures set forth in Sections 2.09 through 2.11, (B) with respect to any claim unless such claim involves Losses in excess of $15,000 (nor shall such item be applied to or considered for purposes of calculating the aggregate amount of the Acquiror Indemnified Parties’ Losses) and (C) until the aggregate amount of the Acquiror Indemnified Parties’ Losses exceeds $450,000 (the “Deductible”), after which Instrumentarium shall be obligated for all Losses of the Acquiror Indemnified Parties in excess of $450,000; but only if such Losses also meet the requirements of subclause (B) of clause (i) of this Section 10.01(b). Notwithstanding the foregoing, at such time the aggregate amount of the Acquiror Indemnified Parties’ Losses exceeds $450,000, subclause (B) of clause (i) of this Section 10.01(b) shall no longer be applicable and Instrumentarium shall be required to indemnify, defend and hold harmless any Acquiror Indemnified Party for the full amount of any Losses regardless of the dollar amount of the claim.

(c) (i) The cumulative indemnification obligation of Instrumentarium under Section 10.01(a)(i) (other than an indemnification obligation resulting from facts or circumstances that give rise solely to an inaccuracy or breach by Instrumentarium of (A) Section 3.06(b) (a “No Undisclosed Liabilities Breach”) or (B) Sections 3.12(b) or 3.12(e) (a “Patent Breach”)) shall in no event exceed 25% of the Purchase Price (the “General Cap”).

(ii) The cumulative indemnification obligation of Instrumentarium under Section 10.01(a)(i) resulting from a No Undisclosed Liabilities Breach, and for which the facts and circumstances of such No Undisclosed Liabilities Breach do not also give rise to the inaccuracy or breach by Instrumentarium of any other representation or warranty contained in Article III, shall in no event exceed 15% of the Purchase Price (the “No Undisclosed Liabilities Cap”). If the facts and circumstances of the No Undisclosed Liabilities Breach also give rise to the inaccuracy or breach by Instrumentarium of any other representations or warranties contained in Article III (other than a Patent Breach), then the Acquiror Indemnified Party shall seek indemnification from Instrumentarium against the General Cap pursuant to Section10.01(c)(i) before seeking indemnification from Instrumentarium against the No Undisclosed Liabilities Cap. In no event will the cumulative indemnification obligation of Instrumentarium under Section 10.01(a)(i) resulting from an inaccuracy or breach by Instrumentarium of any representations or warranties contained in Article III (other than a No Undisclosed Liabilities Breach and a Patent Breach) which also constitutes a No Undisclosed Liabilities Breach exceed the aggregate amount of the General Cap and the No Undisclosed Liabilities Cap, or 35% of the Purchase Price.

(iii) The cumulative indemnification obligation of Instrumentarium under Section 10.01(a)(i) resulting from a Patent Breach, and for which the facts and circumstances of such Patent Breach do not also give rise to the inaccuracy or breach by Instrumentarium of any other representation or warranty contained in Article III, shall in no event exceed 35% of the Purchase Price (the “Patent Cap”). If the facts and circumstances of the Patent Breach also give rise to a No Undisclosed Liabilities Breach, then the Acquiror Indemnified Party shall seek indemnification from Instrumentarium against the Patent Cap before seeking indemnification from Instrumentarium against the No Undisclosed Liabilities Cap. In no event will the cumulative indemnification obligation of Instrumentarium under Section 10.01(a)(i) resulting from a Patent Breach which also constitutes a No Undisclosed Liabilities Breach exceed the aggregate amount of the Patent Cap and the No Undisclosed Liabilities Cap, or 50% of the Purchase Price.

(d) None of the limitations set forth in Sections 10.01(b) and 10.01(c) shall apply to any indemnification claim by any Acquiror Indemnified Party for fraud, willful misrepresentation or willful misconduct on the part of Instrumentarium or the Sellers or for any breach of the representations and warranties of Instrumentarium contained in Sections 3.01, 3.02, 3.03, or 3.19. In determining the amount of Losses in respect of the failure of any representation or warranty to be true and correct as of any particular date, any materiality standard contained in such representation or warranty shall be disregarded.

(e) Notwithstanding any other provision to the contrary, (i) to the extent that any Patent, registered Copyright, pending Trademark application or registered Trademark is not properly set forth in Section 3.12(f) of the Disclosure Schedule, the only remedy for good faith or innocent breach of the representation and warranty set forth in Section 3.12(f) is that Instrumentarium shall supplement Section 3.12(f) of the Disclosure Schedule and assign to the

Acquiror any later discovered Patent, registered Copyright, pending Trademark application or registered Trademark as of the Closing Date; and (ii) to the extent that any Intellectual Property was transferred by any Asset Seller or owned by any Business Subsidiary as of the Closing Date which (x) was not used in the operation of the Business and does not relate to the Products and (y) was used in the operation of the businesses of Instrumentarium and its Affiliates other than the Business, the Acquiror shall promptly transfer (or, as the case may be, cause the applicable Business Subsidiaries to transfer) such Intellectual Property to Instrumentarium or its designated Affiliate for no additional consideration.

Section 10.02. Indemnification by the Acquiror. (a) Subject to Sections 10.03 and 11.01, the Acquiror shall indemnify, defend and hold harmless Instrumentarium and its Affiliates and Representatives (collectively, the “Instrumentarium Indemnified Parties”) against, and reimburse any Instrumentarium Indemnified Party for, all Losses that such Instrumentarium Indemnified Party may at any time suffer or incur, or become subject to, as a result of or in connection with:

(i) the inaccuracy or breach of any representations or warranties made by the Acquiror in this Agreement;

(ii) any breach or failure by the Acquiror to perform any of its covenants or obligations contained in this Agreement;

(iii) any claim or cause of action by any Person arising before, on or after the Closing Date against any Instrumentarium Indemnified Party with respect to the Business Subsidiaries, the Assets or the operations of the Business Subsidiaries (including the actions of the Acquiror with respect to the Business Subsidiaries subsequent to the Closing Date), except for any claims with respect to which Instrumentarium is obligated to indemnify the Acquiror Indemnified Parties under Section 10.01(a); or

(iv) any Assumed Liability (including the failure of the Acquiror to perform or in due course pay and discharge any Assumed Liability).

(b) Notwithstanding any other provision to the contrary, (i) the Acquiror shall not be required to indemnify, defend or hold harmless any Instrumentarium Indemnified Party against, or reimburse any Instrumentarium Indemnified Party for, any Losses pursuant to Section 10.02(a)(i) (A) if such Losses were accepted in connection with the Post-Closing Adjustment procedures set forth in Sections 2.09 through 2.11, (B) with respect to any claim unless such claim involves Losses in excess of $15,000 (nor shall such item be applied to or considered for purposes of calculating the aggregate amount of the Instrumentarium Indemnified Parties’ Losses) and (C) until the aggregate amount of the Instrumentarium Indemnified Parties’ Losses exceeds $450,000, after which the Acquiror shall be obligated for all Losses of the Instrumentarium Indemnified Parties in excess of $450,000; but only if such Losses also meet the requirements of subclause (B) of clause (i) of this Section 10.02(b); and (ii) the cumulative indemnification obligation of the Acquiror under Section 10.02(a)(i) shall in no event exceed 25% of the Purchase Price; provided, however, that none of the above limitations in clauses (i) and (ii) above shall apply to any indemnification claim by any Instrumentarium Indemnified

Party for fraud, willful misrepresentation or willful misconduct on the part of the Acquiror or for any breach of the representations and warranties of the Acquiror contained in Sections 4.01 or 4.02. In determining the amount of Losses in respect of the failure of any representation or warranty to be true and correct as of any particular date, any materiality standard contained in such representation or warranty shall be disregarded. Notwithstanding the foregoing, at such time the aggregate amount of the Instrumentarium Indemnified Parties’ Losses exceeds $450,000, subclause (B) of clause (i) of this Section 10.02(b) shall no longer be applicable and the Acquiror shall be required to indemnify, defend and hold harmless any Instrumentarium Indemnified Party for the full amount of any Losses regardless of the dollar amount of the claim.

Section 10.03. Notification of Claims. (a) A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”), shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim or demand that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand, it being understood that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 11.01 for such representation, warranty, covenant or agreement. Subject to Section 11.01, no delay on the part of the Indemnified Party in giving the Indemnifying Party a notice of claim will relieve the Indemnifying Party from any of its obligations under this Article X unless (and then only to the extent that) the Indemnifying Party is materially prejudiced thereby.

(b) Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 10.03(a), the Indemnifying Party will assume the defense and control of any Third Party Claim but shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense. The Indemnifying Party shall select counsel, contractors and consultants of recognized standing and competence after consultation with the Indemnified Party and shall take all steps reasonably necessary in the defense or settlement of such Third Party Claim. Instrumentarium or the Acquiror, as the case may be, shall, and shall cause each of its Affiliates and Representatives to, cooperate fully with the Indemnifying Party in the defense of any Third Party Claim. The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, without the consent of any Indemnified Party, provided that the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement, (ii) not encumber any of the material assets of any Indemnified Party or agree to any restriction or condition that would apply to or materially adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iii) obtain, as a condition of any settlement or other resolution, a complete release of any Indemnified Party potentially affected by such Third Party Claim.

(c) If any Indemnifying Party receives a notice of a claim for indemnity from an Indemnified Party pursuant to Section 10.03(a) that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within 15 Business Days following its receipt of such notice if the Indemnifying Party disputes its liability to the Indemnified Party under this Article X, setting forth in reasonable detail the basis of the dispute. If the Indemnifying Party does not so notify the Indemnified Party, the claim specified by the Indemnified Party in such notice shall be conclusively deemed to be a liability of the Indemnifying Party under this Article X, and the Indemnifying Party shall pay, subject to the limitations set forth in Sections 10.01 or 10.02(b), if applicable, the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, the Indemnifying Party and the Indemnified Party shall resolve such dispute in accordance with Section 11.11.

(d) If there shall be any conflicts between the provisions of this Section 10.03 and Section 7.03 (relating to Tax contests), the provisions of Section 7.03 shall control with respect to Tax contests.

Section 10.04. Exclusive Remedies. Except for fraud, willful misrepresentation or willful misconduct and remedies that cannot be waived as a matter of law and injunctive and provisional relief (including specific performance), if the Closing occurs, this Article X shall be the exclusive remedy for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement) or otherwise in respect of the sale of the Transferred Assets and Equity Interests contemplated hereby.

Section 10.05. Additional Indemnification Provisions. Instrumentarium and the Acquiror agree, for themselves and on behalf of their respective Affiliates and Representatives, that with respect to the indemnification obligation in this Agreement (a) all Losses shall be net of any third-party insurance proceeds which either have been paid by, or have been agreed to be paid by, the Indemnified Party in connection with the facts giving rise to the right of indemnification and (b) in no event shall the Indemnifying Party have liability to the Indemnified Party for any consequential, special, incidental, indirect or punitive damages, lost profits or similar items. In any case where an Indemnified Party recovers from a third Person any amount in respect of a matter for which an Indemnifying Party has indemnified it pursuant to this Article X, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the amount of expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.

Section 10.06. Mitigation. Each of the parties agrees to take all reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

ARTICLE XI

GENERAL PROVISIONS

Section 11.01. Survival. The representations, warranties, covenants and agreements of Instrumentarium and the Acquiror contained in or made pursuant to this Agreement or in any certificate furnished pursuant to this Agreement shall survive in full force and effect until the date that is 18 months after the Closing Date, at which time they shall terminate (and no claims shall be made for indemnification under Sections 10.01 or 10.02 thereafter); provided, however, that (i) the representations and warranties made in Sections 3.01, 3.02, 3.03, 3.19, 4.01 and 4.02 shall survive the Closing indefinitely, (ii) the representations and warranties made in Section 3.06(a)(ii) shall survive the Closing until the date on which the Final Modified Working Capital Statement becomes such, (iii) the representations and warranties made in Sections 3.11(a), 3.13 and 3.16 shall survive until the date that is 24 months after the Closing Date and (iv) the representations and warranties made in Sections 3.12(b) and 3.12(e) shall survive until the date that is 36 months after the Closing Date; and provided, further, that the covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing Date, shall survive for the period provided in such covenants and agreements, if any, or until fully performed.

Section 11.02. Expenses. Except as may be otherwise specified in the Transaction Agreements, all costs and expenses, including fees and disbursements of counsel, financial advisers and accountants, incurred in connection with the Transaction Agreements and the transactions contemplated by the Transaction Agreements shall be paid by the Person incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 11.03. Notices. All notices, requests, claims, demands and other communications under the Transaction Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.03):

(i) if to Instrumentarium or any other Seller:

c/o GE Medical Systems

3000 North Grandview Boulevard

Waukesha, Wisconsin 53188

Attention: General Manager, Global Market and Business Development

Facsimile: (414) 908-9490

with copies to:

GE Medical Systems

3000 North Grandview Boulevard

Waukesha, Wisconsin 53188

Attention: General Counsel

Facsimile: (414) 908-9346

and:

GE Medical Systems Information Technologies, Inc.

400 Woodland Prime

N74 W12501 Leatherwood Court

Menomonee Falls, Wisconsin 53051

Attention: General Counsel

Facsimile: (262) 293-0119

and:

Sidley Austin Brown & Wood LLP

Bank One Plaza

10 South Dearborn Street

Chicago, IL 60603

Attention: David J. Zampa, Esq.

Facsimile: (312) 853-7036

(ii) if to the Acquiror:

OSI Systems, Inc.

12525 Chadron Avenue

Hawthorne, CA 90250

Attention: General Counsel

Facsimile: (310) 978-3898

with a copy to:

Richman, Mann, Chizever, Phillips & Duboff

9601 Wilshire Blvd., Penthouse

Beverly Hills, CA 90210-5279

Attention: Gerald M. Chizever, Esq.

Facsimile: (310) 274-2831

Section 11.04. Public Announcements. Except as may be required by Law or stock exchange rules, no party to this Agreement or any Affiliate or Representative of such party shall make any public announcements or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without prior notification to the other parties, and prior to any announcement or communication the parties shall cooperate as to the timing and contents of any such announcement or communication.

Section 11.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 11.06. Entire Agreement. Except as otherwise expressly provided in the Transaction Agreements, including Section 5.04 hereof, the Transaction Agreements constitute the entire agreement of Instrumentarium and the other Sellers, on the one hand, and the Acquiror, on the other hand, with respect to the subject matter of the Transaction Agreements and supersede all prior agreements and undertakings, both written and oral, between or on behalf of Instrumentarium, the other Sellers and/or their Affiliates, on the one hand, and the Acquiror and/or its Affiliates, on the other hand, with respect to the subject matter of the Transaction Agreements.

Section 11.07. Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that any party may assign any or all of its rights and obligations under this Agreement to any of its Affiliates; provided that no such assignment shall release the assignor from any liability or obligation under this Agreement. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their permitted successors and assigns.

Section 11.08. No Third-Party Beneficiaries. Except as provided in Article X with respect to Instrumentarium Indemnified Parties and Acquiror Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.09. Amendment. No provision of any Transaction Agreement may be amended or modified except by a written instrument signed by all the parties to such agreement.

Section 11.10. Disclosure Schedule. Any disclosure with respect to a Section of this Agreement or of the Disclosure Schedule shall be deemed to be disclosed for other Sections of this Agreement and the Disclosure Schedule to the extent that such disclosure sets forth facts in sufficient detail so that the relevance of such disclosure would be reasonably apparent to a reader of such disclosure. No reference to or disclosure of any item or other matter in any Section of this Agreement or of the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement. Instrumentarium may, from time to time prior to or at the Closing, by notice in accordance with the terms of this Agreement, supplement or amend the Disclosure Schedule in order to add information or correct previously supplied information no later than 3 Business Days prior to the Closing Date; provided, however, that Instrumentarium shall not be entitled to update or amend the Disclosure Schedules for any items that are a result of any breach by Instrumentarium of the covenants and agreements contained in this Agreement. No such supplement or amendment shall be evidence, in and of itself, that the representations and warranties in the corresponding Section are no longer true and correct in all material respects. It is specifically agreed that the Disclosure Schedule may be amended prior to or at the Closing to add immaterial, as well as material, items thereto. No such supplement or amendment shall be deemed to cure any breach for purposes of Section 8.01(a). If, however, the Closing occurs, any such supplement or amendment shall be effective to cure and correct for all other purposes any breach of any representation, warranty or covenant that would have existed if Instrumentarium had not made such supplement or amendment, and all references to the Disclosure Schedule shall for all purposes after the Closing be deemed to be a reference to the Disclosure Schedule as so supplemented or amended.

Section 11.11. Dispute Resolution. Except as set forth in Sections 2.06 and 2.11 and except with respect to any request for equitable relief (including interim relief) by Instrumentarium or the Acquiror on or prior to the Closing Date, any dispute, controversy or claim arising out of or relating to the transactions contemplated by the Transaction Agreements, or the validity, interpretation, breach or termination of any such agreement, including claims seeking redress or asserting rights under any Law (a “Dispute”), shall be finally settled by binding arbitration in Wilmington, Delaware, administered by the CPR Institute for Dispute Resolution under its commercial Arbitration Rules then in effect, as amended by this Agreement. The law applicable to the arbitration, including the administration and enforcement thereof, shall be the Federal Arbitration Act, 9 U.S.C. §§ 1-16, as amended from time to time, and the law governing this Agreement. The arbitration award (the “Award”) shall be presented to the parties in writing, and upon request of either Instrumentarium or the Acquiror, shall specify the factual and legal basis for the Award. The Award may be confirmed and enforced in any court of competent jurisdiction. Any post-Award proceedings will be governed by the Federal Arbitration Act. Notwithstanding any of the foregoing, either Instrumentarium or the Acquiror may, without inconsistency with this arbitration provision, apply to any court having jurisdiction hereof and seek interim provisional, injunctive or other equitable relief until the Award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or any Award, or to obtain interim relief, neither Instrumentarium or the Acquiror nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of Instrumentarium and the Acquiror.

Section 11.12. Governing Law; Submission to Jurisdiction; Waivers. This Agreement and each other Transaction Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware without giving effect to the conflicts of law principles of such state. Instrumentarium and the Acquiror agree that any Dispute not subject to arbitration pursuant to Section 11.11 shall be resolved only in the Courts of the State of Delaware sitting in the County of New Castle or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of Instrumentarium and the Acquiror by this Agreement irrevocably and unconditionally:

(a) submits for itself and its property in any Action relating to the Transaction Agreements, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Courts of the State of Delaware sitting in the County of New Castle, the court of the United States of America for the District of Delaware, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Action shall be heard and determined in such Delaware State court or, to the extent permitted by law, in such federal court;

(b) consents that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same;

(c) waives all right to trial by jury in any Action (whether based on contract, tort or otherwise) arising out of or relating to any of the Transaction Agreements, or its performance under or the enforcement of the Transaction Agreements;

(d) agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 11.03;

(e) agrees that nothing in the Transaction Agreements shall affect the right to effect service of process in any other manner permitted by the Laws of the State of Delaware;

(f) agrees that the prevailing party in such lawsuit shall be entitled to recover from the other party its costs and expenses, including without limitation, all attorney’s fees incurred in such lawsuit.

Section 11.13. Bulk Sales Laws. The Acquiror and Instrumentarium each hereby waive compliance by Instrumentarium and the other Asset Sellers with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state or any jurisdiction outside the United States to the extent allowed under applicable Law.

Section 11.14. Rules of Construction. Interpretation of the Transaction Agreements (except as specifically provided in any such agreement, in which case such specified rules of construction shall govern with respect to such agreement) shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph and Exhibit are references to the Articles, Sections, paragraphs and Exhibits to this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import when used in the Transaction Agreements shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) provisions shall apply, when appropriate, to successive events and transactions; (g) the headings contained in the Transaction Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of the Transaction Agreements; and (h) the Transaction Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 11.15. Counterparts. Each of the Transaction Agreements may be executed in two or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to any Transaction Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of any such Agreement.

IN WITNESS WHEREOF, Instrumentarium and the Acquiror have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

INSTRUMENTARIUM CORPORATION

By:	/s/ OLLI RIKKALA / MATTI SALMIVUORI
Name: Olli Rikkala / Matti Salmivuori
Title: President & CEO/CFO

OSI SYSTEMS, INC.

By:	/s/ DEEPAK CHOPRA
Name: Deepak Chopra
Title: President and CEO

EXHIBIT A

DEFINITIONS

“Accounting Firm” shall have the meaning set forth in Section 5.16(a)(i).

“Acquiror” shall have the meaning set forth in the Preamble.

“Acquiror Indemnified Parties” shall have the meaning set forth in Section 10.01(a).

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; provided, however, that for the purposes of this Agreement, the Sellers shall not be deemed Affiliates of the Acquiror nor, after the Closing, of the Business Subsidiaries.

“Agreement” means this Purchase Agreement dated as of January 2, 2004 between Instrumentarium and the Acquiror, including the Disclosure Schedule and the Exhibits, and all amendments to such agreement made in accordance with Section 11.09.

“Allocation Schedule” shall have the meaning set forth in Section 2.05(b).

“Ancillary Agreements” means the Transition Services Agreement, the Anesthesia Machines Distribution Agreement, the Cardiocap/5 Gas Monitor OEM Agreement, the Gas Module OEM Agreement, the License Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Instrument of Cancellation, the Interfacing Agreement and the Contribution Agreement.

“Anesthesia Machines Distribution Agreement” means the Anesthesia Machines Distribution Agreement dated as of the date of this Agreement between GE and the Acquiror attached as Exhibit D-1 hereto.

“Assets” means the assets of every type and description that are owned, leased or licensed by any of the Business Subsidiaries.

“Asset Sellers” shall have the meaning set forth in Preliminary Statement C.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement among the Asset Sellers and the Acquiror in the form attached hereto as Exhibit F.

“Assumed Liabilities” shall have the meaning set forth in Section 2.02(c).

“Award” shall have the meaning set forth in Section 11.11.

“Benefits Arrangements” shall have the meaning set forth in Section 2.02(b)(v).

“Bill of Sale” means the Bill of Sale in the form attached hereto as Exhibit H.

“Business” shall have the meaning set forth in Preliminary Statement D.

“Business Copyrights” means any and all registered and unregistered Copyrights that (i) cover any aspect of the Business Technology, or (ii) cover any publication (including operators, users, and repair manuals, advertising and promotional literature, movies or commercials and other publications) and which, in either of cases (i) or (ii), (a) are owned by the Asset Sellers or the Business Subsidiaries and used in the operation of the Business as currently conducted or (b) were existing prior to Instrumentarium’s acquisition of SMI and are currently owned by the Asset Sellers or the Business Subsidiaries, regardless of whether used in the operation of the Business as currently conducted.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

“Business Intellectual Property” means the Business Patents, Business Technology, Business Copyrights and Business Trademarks.

“Business Patents” means those Patents set forth in Section 3.12(f) of the Disclosure Schedule (as updated as of the Closing).

“Business Subsidiaries” shall have the meaning set forth in Preliminary Statement B.

“Business Technology” means the (a) Technology that is owned by the Asset Sellers or the Business Subsidiaries and used in the operation of the Business as currently conducted or (b) Technology that was conceived, developed, or reduced to practice by SMI at or prior to Instrumentarium’s acquisition of SMI and is currently owned by the Asset Sellers or the Business Subsidiaries, regardless of whether used in the operation of the Business as currently conducted.

“Business Trademarks” means those pending Trademark applications and registered Trademarks set forth in Section 3.12(f) of the Disclosure Schedule (as updated as of the Closing).

“Capital Stock” means capital stock of or other type of ownership interest in, as applicable, a Person.

“Cardiocap/5 Gas Monitor OEM Agreement” means the Cardiocap/5 Gas Monitor OEM Agreement dated as of the date of this Agreement between GE and the Acquiror attached as Exhibit D-2 hereto.

“Cash Equivalents” shall have the meaning set forth in the Transaction Accounting Principles.

“Closing” shall have the meaning set forth in Section 2.04.

“Closing Adjustment” shall have the meaning set forth in Section 2.06(a).

“Closing Date” shall have the meaning set forth in Section 2.04.

“Closing Notice” shall have the meaning set forth in Section 2.06(b).

“COBRA” means Section 4980B of the Code and Title I, Subtitle B, Part 6 of Title I of ERISA.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commission” shall have the meaning set forth in Preliminary Statement F.

“Confidentiality Agreement” shall have the meaning set forth in Section 5.04.

“Consultation Period” shall have the meaning set forth in Section 2.10(b).

“Contracts” means all written contracts, subcontracts, agreements, leases, licenses, commitments, sales and purchase orders, and other instruments, arrangements or understandings of any kind, that relate to the Business and to which an Asset Seller or a Business Subsidiary is a party, other than (i) all contracts, agreements or other arrangements or instruments of any kind relating to Tax, (ii) Benefits Arrangements, (iii) Insurance Arrangements, or (iv) contracts, agreements or other arrangements or instruments that are Excluded Assets.

“Contribution Agreement” means the Contribution Agreement between D-O U.S. and Spacelabs in the form attached as Exhibit I hereto.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by,” “under common Control with” and “Controlling” shall have correlative meanings.

“Copyrights” means United States and foreign copyrights, including moral rights, rights in copyrightable works, and, rights in mask works subject to protection under the mask works provisions of the United States Copyright Act, whether registered or unregistered, and pending applications to register the same, in each case existing on the Closing Date.

“D-O U.S.” shall have the meaning set forth in Preliminary Statement A.

“D-O France” shall have the meaning set forth in Preliminary Statement B.

“Debt” means financial indebtedness for borrowed money from third party lending sources, other than current trade accounts payable included in Total Current Liabilities and incurred in respect of property or services purchased in the ordinary course of business.

“Decree” means the Decree filed by the DOJ on September 16, 2003.

“Deductible” shall have the meaning set forth in Section 10.01(b).

“Disclosure Schedule” means the disclosure schedule delivered by Instrumentarium to the Acquiror and which forms a part of this Agreement.

“Dispute” shall have the meaning set forth in Section 11.11.

“DOJ” shall have the meaning set forth in Preliminary Statement F.

“Employee Plans” shall have the meaning set forth in Section 3.15(a).

“Environmental Law” means any Law relating to pollution or protection of the environment, including the use, handling, generation, manufacture, distribution, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under or issued pursuant to any Environmental Law.

“Equity Interests” shall have the meaning set forth in Preliminary Statement G.

“Equity Sellers” shall have the meaning set forth in Preliminary Statement B.

“Equity Shares” means shares of or other ownership interests in Capital Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Section 338 Tax” shall have the meaning set forth in Section 7.05(b).

“Exchange Act” shall have the meaning set forth in Section 5.16(a)(iv).

“Excluded Assets” shall have the meaning set forth in Section 2.02(b).

“Excluded Liabilities” shall have the meaning set forth in Section 2.02(c).

“Excluded Taxes” shall have the meaning set forth in Section 7.01(a).

“Final International Plans Statement” shall have the meaning set forth in Section 2.11(d).

“Final Modified Working Capital Statement” shall have the meaning set forth in Section 2.10(c).

“Financial Statements” shall have the meaning set forth in Section 3.06(a).

“Gas Module OEM Agreement” means the Gas Module OEM Agreement dated as of the date of this Agreement between GE and the Acquiror attached as Exhibit D-3 hereto.

“GE” shall have the meaning set forth in Preliminary Statement E.

“GE Commitments” means the Divestment Commitments submitted by GE to the Commission on July 24, 2003.

“General Cap” shall have the meaning set forth in Section 10.01(c)(i).

“Governmental Authority” means any United States federal, state or local or any supra-national or non-U.S. government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission or self-regulatory organization or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction (preliminary, permanent or otherwise), decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means (a) petroleum, petroleum hydrocarbons, petroleum products, by-products or breakdown products, radioactive materials, asbestos or asbestos-containing materials, polychlorinated biphenyls, and (b) any chemical, material or substance defined or regulated as hazardous, toxic or as a pollutant, contaminant or waste under any Environmental Law.

“Indemnified Party” shall have the meaning set forth in Section 10.03(a).

“Indemnifying Party” shall have the meaning set forth in Section 10.03(a).

“Independent Accounting Firm” shall have the meaning set forth in Section 2.10(c).

“Initial Modified Working Capital Statement” shall have the meaning set forth in Section 2.09(a).

“Instrumentarium” shall have the meaning set forth in the Preamble.

“Instrumentarium Commitments” means the Commitments submitted by Instrumentarium to the Commission on July 16, 2003.

“Instrumentarium/GE Combination” shall have the meaning set forth in Preliminary Statement E.

“Instrumentarium Indemnified Parties” shall have the meaning set forth in Section 10.02(a).

“Instrumentarium Names and Instrumentarium Marks” shall have the meaning set forth in Section 5.10.

“Instrumentarium Pension Plans” shall have the meaning set forth in Section 6.02.

“Instrumentarium’s Banker” shall have the meaning set forth in Section 3.19.

“Instrument of Cancellation” means an instrument in the form of Exhibit G hereto pursuant to which (i) the Business Subsidiaries shall each cancel and discharge all of the respective obligations of Instrumentarium and its other Affiliates owed to them and (ii) Instrumentarium and its Affiliates (other than the Business Subsidiaries) shall each cancel and discharge all of the respective obligations of the Business Subsidiaries owed to them, in each case in accordance with Section 5.08.

“Insurance Arrangements” shall have the meaning set forth in Section 2.02(b)(vi).

“Intellectual Property” means intellectual property rights enforceable anywhere in the world, including without limitation (a) Patents, (b) Trademarks, (c) Copyrights, (d) Technology, and (e) Internet domain names, Internet and world wide web URLs or addresses, lists of present and former customers and suppliers, and all documentation and media constituting, describing or relating to the foregoing, including manuals, memoranda and records.

“Interest Rate” means an interest rate per annum equal to the average of the one month British Bankers Association LIBOR for U.S. dollars that appears on page 3750 (or a successor page) of the Dow Jones Telerate Screen as of 11:00 a.m. (London time) on each day during the period for which interest is to be paid.

“Interfacing Agreement” means the Interfacing Agreement dated as of the date of this Agreement between Instrumentarium and the Acquiror attached as Exhibit J hereto.

“International Plan” shall have the meaning set forth in Section 6.05(b)(i).

“International Plans Consultation Period” shall have the meaning set forth in Section 2.11(c).

“International Plans Review Period” shall have the meaning set forth in Section 2.11(b).

“International Plans Statement” shall have the meaning set forth in Section 2.11(a).

“IRS” means the Internal Revenue Service.

“Knowledge of Instrumentarium” means the actual knowledge of: Richard Atkin, Joe Davin, Roy Hays, Ralph Hunter, Jim Roop, David Tilley and Clay West.

“Law” means any U.S. federal, state or local or non-U.S. statute, law, ordinance, regulation, rule, code, order, judgment, decree or other requirement or rule of law.

“Leased Real Property” means any real property leased by an Asset Seller (the lease for which is included in the Transferred Assets) or any real property leased by a Business Subsidiary.

“Liability” means debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any Law, Action or order of any Governmental Authority and those arising under any Contract.

“License Agreement” means the License Agreement dated as of the date of this Agreement between Instrumentarium and the Acquiror attached as Exhibit E hereto.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien or charge of any kind.

“Losses” means all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including any Action brought by any Governmental Authority or Person and including costs of investigation and defense and reasonable fees and expenses of lawyers, experts and other professionals).

“Management Employees” shall have the meaning set forth in Section 6.01(a).

“Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), properties, assets (including intangible assets), operations or results of operations of the Business; provided, however, that any adverse effect arising out of or resulting from (a) an event or series of events or circumstances affecting (i) the United States economy generally or the economy generally of any other country or jurisdiction in which an Asset Seller or any of the Business Subsidiaries operates or sells product or services or (ii) any of the industries generally in which the Business operates or (b) any facts or circumstances relating to the Acquiror or its Affiliates, shall not constitute a Material Adverse Effect.

“Material Contract” means any Contract that relates to the Business to which an Asset Seller or any of the Business Subsidiaries is a party or by or to which any of the Transferred Assets or Assets are subject and which (i) represents an aggregate future Liability of an Asset Seller or any of the Business Subsidiaries or represents the future right of any of the foregoing to receive an amount in excess of $250,000 in any one fiscal year with respect to the Business, (ii) contains covenants limiting the ability of any of the Business Subsidiaries to engage in any line of business or to compete with any Person, (iii) represents an aggregate future Liability of an Asset Seller or any of the Business Subsidiaries of $250,000 with respect to the Business, (iv) involves the licensing of any Business Intellectual Property other than in the ordinary course of business, (v) involves the sale of any material Assets or Transferred Assets other than in the ordinary course of business or (vi) otherwise is necessary to the conduct of the Business as currently conducted and cannot be replaced without unreasonable effort or expense in excess of $250,000.

“Material Permits” shall have the meaning set forth in Section 3.10(a).

“Mirror Plans” shall have the meaning set forth in Section 6.05(b)(ii)(A).

“Modified Working Capital” shall have the meaning set forth in Section 2.06(a).

“Notice of Disagreement” shall have the meaning set forth in Section 2.10(a).

“Notice of International Plans Statement Disagreement” shall have the meaning set forth in Section 2.11(b).

“No Undisclosed Liabilities Breach” shall have the meaning set forth in Section 10.01(c)(i).

“No Undisclosed Liabilities Cap” shall have the meaning set forth in Section 10.01(c)(ii).

“Other Employees” shall have the meaning set forth in Section 6.01(b).

“Patent Breach” shall have the meaning set forth in Section 10.01(c)(i).

“Patent Cap” shall have the meaning set forth in Section 10.01(c)(iii).

“Patents” means United States and foreign patents, patent applications, statutory invention registrations, continuations, continuations-in-part, divisions, reissues, reexaminations and extensions of any of the foregoing, all patents which may issue on any such applications, documented unpatented invention disclosures, and all rights thereunder, in each case existing on the Closing Date.

“Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other Liens imposed by Law and on a basis consistent with past practice for amounts not yet due; (c) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (d) defects of title, easements, rights-of-way, restrictions and other similar charges or encumbrances not materially interfering with the ordinary conduct of business; (e) purchase money Liens and Liens securing rental payments under capital lease arrangements of the Asset Sellers or the Business Subsidiaries incurred in the ordinary course of business and on a basis consistent with past practice; and (f) in the case of the Business Intellectual Property, licenses, options to license, or covenants not to assert claims of infringement, in each case in existence as of the date hereof, between Instrumentarium or any of its Affiliates and third parties.

“Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization, trust or other legal entity.

“Post-Closing Adjustment” shall have the meaning set forth in Section 2.12.

“Products” means (i) all patient monitoring, anesthesia delivery and clinical information systems products and centralized cardiovascular monitoring services and other supplies to support such products and services, designed, manufactured and sold by the Business on or before the Closing Date, including all such products designed, manufactured and sold by the Business prior to its acquisition by Instrumentarium; and (ii) future products whose design is derived from or based on any one or more of the products referred to in clause (i); provided, that Products shall not include: (x) any accessories, spare parts and specific components that were designed, manufactured and/or sold on or before the Closing Date for use exclusively in any business of Instrumentarium or its Affiliates other than the Business; (y) any raw materials for any products specified in clauses (i) and (ii), to the extent such raw materials were designed, manufactured and/or sold on or before the Closing Date for use exclusively in any business of Instrumentarium or its Affiliates other than the Business; or (z) products designed and sold exclusively by any business of Instrumentarium or its Affiliates other than the Business, which products are or have been manufactured in facilities of the Business for such other business of Instrumentarium or its Affiliates.

“Purchase Price” shall have the meaning set forth in Section 2.05(a).

“Reference Statement of Working Capital” shall have the meaning set forth in Section 3.06(a).

“Regulatory Requirements” shall have the meaning set forth in Section 5.05(e).

“Representative” of a Person means the directors, officers, employees, advisors, agents, stockholders, consultants, accountants, investment bankers or other representatives of such Person.

“Retained Employees” shall have the meaning set forth in Section 6.01(c).

“Retained Technology” means any and all Technology owned by, or licensed to, the Asset Sellers or any of their Affiliates (other than any of the Business Subsidiaries) on or before the Closing Date; provided, however, that Retained Technology does not include Business Technology.

“Retention Liability Amount” shall have the meaning set forth in Section 6.01(f).

“Review Period” shall have the meaning set forth in Section 2.09(b).

“SEC” shall have the meaning set forth in Section 5.16(a).

“Section 338 Election” shall have the meaning set forth in Section 7.05(a).

“Section 338 Taxes” shall mean the Estimated Section 338 Tax, as adjusted to reflect any such differences pursuant to Section 7.05(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations under such Act.

“Sellers” shall have the meaning set forth in Preliminary Statement C.

“Sellers’ LCs” shall have the meaning set forth in Section 5.07.

“SL Finland” shall have the meaning set forth in Preliminary Statement A.

“SL France” shall have the meaning set forth in Preliminary Statement B.

“SL Singapore” shall have the meaning set forth in Preliminary Statement A.

“SMI” shall have the meaning set forth in Preliminary Statement D.

“Spacelabs” shall have the meaning set forth in Preliminary Statement A.

“Spacelabs International” shall have the meaning set forth in Preliminary Statement A.

“Statement of Estimated Closing Modified Working Capital” shall have the meaning set forth in Section 2.06(b).

“Straddle Period” means any taxable year or period beginning on or before, and ending after, the Closing Date.

“Subsidiary” of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which) (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person (irrespective of whether at the time capital stock of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than 50% of the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) more than 50% of the beneficial interest in such trust or estate, is at the time of determination directly or indirectly owned or Controlled by such Person.

“Tax” or “Taxes” means all income, excise, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, use, payroll, intangibles or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever

(whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax authority with respect thereto.

“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

“Technology” means documented and undocumented technical information and data in whatever form available existing on the Closing Date, pertaining to: products, product planning, research, development, design, engineering, design automation, layout, drafting, manufacturing, quality control, equipment maintenance, standards, procedures, procurement, purchasing costs, shipping, publications, technical writing, facilities and service; Technology shall include, without limitation, computer software, drawings, material lists, plans, specifications, of all sorts, procedures and control data, test methods and reports, and other engineering data, manufacturing data, and other technical documents and confidential and proprietary information, including trade secrets, processes, formulae, algorithms and know-how, in each case existing on the Closing Date.

“Third Party Claim” shall have the meaning set forth in Section 10.03(a).

“Trademarks” means United States, state and foreign trademarks, service marks, logos, trade dress or trade names, whether registered or unregistered, any and all common law rights, pending applications to register any of the foregoing, and all extensions and renewals of any of the foregoing, in each case existing on the Closing Date.

“Transaction Accounting Principles” means U.S. GAAP; provided, however, that: (i) with respect to any matter as to which there is more than one principle of U.S. GAAP, Transaction Accounting Principles means the principles of U.S. GAAP applied in the preparation of the Financial Statements, (ii) Taxes shall not be taken into account in computing Working Capital and (iii) Transaction Accounting Principles shall include the accounting policies and be subject to the exceptions described in Exhibit B.

“Transaction Agreements” means this Agreement and each of the Ancillary Agreements.

“Transferred Assets” shall have the meaning set forth in Section 2.02(a).

“Transferred Employees” shall have the meaning set forth in Section 6.01(a).

“Transition Services Agreement” shall have the meaning set forth in Section 5.17.

“U.S. GAAP” means the generally accepted accounting principles used in the United States.

“Working Capital” means, for the Business on a consolidated basis as of the close of business on the reference date, accounts receivable and inventory, each net of applicable reserves, minus accounts payable and progress collections, in each case calculated in accordance with the Transaction Accounting Principles consistent with the Reference Statement of Working Capital (it being understood that the Working Capital derived from the Reference Statement of Working Capital shall include the aggregate amount of cash and Cash Equivalents reflected thereon and that the Modified Working Capital shall exclude all cash and Cash Equivalents other than cash and Cash Equivalents associated with the accounts described in the Transaction Accounting Principals). Without limiting the foregoing, neither Total Current Assets nor Total Current Liabilities shall include any assets or Liabilities that are not Transferred Assets or Assumed Liabilities or that are not Assets or Liabilities of the Business Subsidiaries.